Filed Pursuant to Rule 424(b)(5)

Registration No. 333-274818

The information contained in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is part of an effective registration statement filed with the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated october 17, 2023

PRELIMINARY PROSPECTUS SUPPLEMENT

(To prospectus dated October 5, 2023)

Shares

Common Stock

We are offering shares of our common stock, par value $0.00001 per share, pursuant to this prospectus supplement and the accompanying prospectus. The offering price is $       per share.

Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell our common stock registered on the registration statement of which this prospectus supplement forms a part in a public primary offering with a value exceeding more than one-third of the aggregate market value of our voting and non-voting common equity held by non-affiliates in any 12-month period as long as the aggregate market value of our outstanding voting and non-voting common equity held by non-affiliates remains below $75.0 million, as measured in accordance with General Instruction I.B.6 of Form S-3. The aggregate market value of our outstanding common stock held by non-affiliates, or the public float, was approximately $5.6 million, which was calculated based upon 622,488 shares of our outstanding common stock held by non-affiliates at the per share price of $9.00 on September 18, 2023, which was the highest closing price of our common stock on the Nasdaq Capital Market within the last 60 days prior to the date of this filing. One-third of our public float, calculated in accordance with General Instruction I.B.6 of Form S-3 as of October 16, 2023, is equal to approximately $1.9 million. We have sold no shares of our common stock pursuant to General Instruction I.B.6 of Form S-3 during the 12 calendar months prior to and including the date of this prospectus supplement.

Our common stock is listed on the Nasdaq Capital Market under the symbol “NUZE.” On October 16, 2023, the closing sale price of our common stock on the Nasdaq Capital Market was $5.51 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-11 of this prospectus supplement and in the documents we incorporate by reference into this prospectus supplement and the accompanying prospectus to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us (before expenses)	$	$

(1)	We have agreed to reimburse the underwriter for certain expenses in connection with this offering. See “Underwriting” beginning on page S-26 of this prospectus supplement for additional information regarding total underwriter compensation.

We have granted a 45-day option to the underwriter to purchase up to an additional shares of common stock solely to cover overallotments, if any, at the public offering price, less underwriting discounts and commissions.

The underwriter expects to deliver the shares of common stock against payment therefor on or about           , 2023.

Sole Book-Running Manager

Maxim Group LLC

The date of this prospectus supplement is               , 2023

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus form part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of the shares of common stock and also adds to and updates information contained in the accompanying prospectus and the information incorporated by reference therein. The second part, the accompanying prospectus, provides more general information. Generally, when we refer to this prospectus supplement, we are referring to both parts of this document combined. To the extent that any statement that we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any information incorporated by reference therein, the statements made in this prospectus supplement will be deemed to modify or supersede those statements made in the accompanying prospectus and information incorporated by reference therein.

We are responsible for the information contained in this prospectus supplement, the accompanying prospectus, and the information incorporated by reference herein and therein. We and the underwriter have not authorized any other person to provide you with any information or make any representation other than that contained in this prospectus supplement and the accompanying prospectus and the information incorporated by reference herein and therein. We and the underwriter take no responsibility for, and provide no assurance as to the reliability of, any information that others may give you. The information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date. You should also read and consider the information in the documents to which we have referred you in the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement and in the accompanying prospectus, before investing in our common stock.

Neither we nor the underwriter are making an offer to sell the shares of common stock in jurisdictions where the offer or sale is not permitted. The distribution of this prospectus supplement and the offering of the shares of common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

When we refer to “NuZee,” “we,” “our,” “us” and the “Company” in this prospectus supplement and the accompanying prospectus, we mean NuZee, Inc. and its subsidiaries on a consolidated basis, unless otherwise specified. References to “you” refer to a prospective investor.

This prospectus supplement and the accompanying prospectus may include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included in this prospectus supplement and the accompanying prospectus are the property of their respective owners.

MARKET, INDUSTRY AND OTHER DATA

This prospectus supplement includes industry and market data that we obtained from periodic industry publications, third-party studies and surveys, filings of public companies in our industry and internal company surveys. These sources may include government and industry sources. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe the industry and market data to be reliable as of the date of this prospectus supplement, this information could prove to be inaccurate. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. In addition, we do not know all of the assumptions regarding general economic conditions or growth that were used in preparing the forecasts from the sources relied upon or cited herein.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary provides a general overview of selected information from this prospectus supplement, the accompanying prospectus and the information incorporated by reference. This summary does not contain all of the information that may be important to you before deciding to invest in our common stock. We encourage you to carefully read this entire prospectus supplement, the accompanying prospectus, and the information incorporated by reference herein or therein, especially the “Risk Factors” section of this prospectus supplement and the “Risk Factors” section in each of our Annual Report on Form 10-K for the year ended September 30, 2022, and our subsequent Quarterly Reports on Form 10-Q, before making an investment decision.

Overview

Our Company

We are a specialty coffee and technologies company and, we believe, a leading co-packer of single serve pour over coffee in the United States, as well as a preeminent co-packer of coffee brew bags, which is also referred to as tea-bag style coffee. In addition to our single serve pour over and coffee brew bag coffee products, we have expanded our product portfolio to offer a third type of single serve coffee format, DRIPKIT pour over products, as a result of our acquisition of substantially all of the assets of Dripkit, Inc. (“Dripkit”). Our DRIPKIT pour over format features a large-size single serve pour over pack that sits on top of the cup and delivers in our view a barista-quality coffee experience to customers in the United States, Canada, and Mexico. Our mission is to leverage our position as a co-packer at the forefront of the North American single serve coffee market to revolutionize the way single serve coffee is enjoyed in the United States. Recently, we expanded our product offerings to include bagged coffees for existing single serve customers as well as a new licensing relationship with Stone Brewing which will include both bagged and single serve format. We believe this expansion will allow us to increase manufacturing efficiency and better serve our customers and the market. While the United States is our core market, we also have manufacturing and sales operations in Korea and a joint venture in Latin America.

We believe we are the only commercial-scale producer within the North American market that has the dual capacity to pack both single serve pour over coffee and coffee brew bag coffee. We intend to leverage our position to become the commercial coffee producer of choice and aim to become the preeminent leader for coffee companies seeking to enter into and grow within the single serve coffee market in North America. With our single serve pour over and brew bag coffee, we are paid per-package based on the number of single serve coffee products produced by us. With our bagged coffee products, we will be paid based on the number of completed bags delivered. Accordingly, we consider a portion of our business model to be a form of tolling arrangement, as we receive a fee for almost every single serve coffee product our co-packing customers sell in the North American and Korean markets. Under the single serve model, our risk related to owning and managing inventory is limited. With our bagged coffees and the Stone Brewing licensing relationship, we will manage the production and related inventory which will involve increased risk levels.

We have also developed and sell NuZee branded single serve coffee products, including our flagship Coffee Blenders line of both single serve pour over coffee and coffee brew bag coffee products, which we believe offers consumers some of the best coffee available in a single serve application in the world. We have recently expanded our Coffee Blenders offerings to include a new cold pressed latte product line that is available to purchase in Korea and online. We offer DRIPKIT pour over packs direct to consumers through our website, wholesale business-to-business to hospitality customers, and co-pack for coffee roasters.

We may also consider co-packaging other products that are complementary to our current product offerings and provide us with a deeper access to our customers. In addition, we are continually exploring potential strategic partnerships, co-ventures, and mergers, acquisitions, or other transactions with existing and future business partners to generate additional business, drive growth, reduce manufacturing costs, expand our product portfolio, enter into new markets, and further penetrate the markets in which we currently operate. Our goal is to continue to expand our product portfolio to raise our visibility, consumer awareness and brand profile.

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What is single serve pour over coffee?

Single serve pour over coffee, or hand drip coffee, is a traditional and time-honored technique that pours hot water onto ground coffee with a prepacked coffee filter. Proponents of pour over coffee believe this method makes better coffee. Single serve pour over coffee uses the same brewing technique without a machine, with the coffee flowing straight into a cup using only hot water and the prepacked coffee filter.

What is coffee brew bag coffee?

We introduced our coffee brew bag, or tea-bag style coffee, in 2019. The brewing method is similar to brewing tea; put the coffee brew bag in a cup, add hot water and let it sit for approximately five minutes. This coffee brewing method is relatively new to North America and we believe has gained attention from roasters and end consumers who desire eco-friendlier alternatives to coffee pods and other types of single serve coffee. Our coffee brew bags are intended to be industrially compostable, allowing consumers to deposit the used coffee brew bag in the curbside compostable bins where available.

What is bagged coffee?

Bagged coffee is roasted whole bean or ground coffee, generally sold in 12 ounce to five pound bags. We recently agreed to begin producing bagged coffee in a 12 ounce format for one of our largest customers. We will also begin producing bagged coffees in a 12 ounce and two pound format for Stone Brewing under a licensing relationship. Bagged coffees are used in homes, offices and restaurant/hospitality settings to brew multiple cups of coffee simultaneously.

What is the Stone Brewing License Relationship?

Recently, we entered into a five-year global licensing agreement with Stone Brewing. Stone Brewing is the nation’s seventh largest craft brewery with products sold in all 50 states and internationally. We intend to build a strong direct-to-consumer business by marketing the coffee line to craft beverage customers on a dedicated website www.stoneroasting.com. We also intend to distribute Stone Brewing specialty coffee products through a wholesale network of natural grocery, traditional grocery and convenience store channels as well as office coffee and hotel brokers and distributors. In order to assist in building out the wholesale network, we engaged C.A. Fortune, a consumer brands agency, to spearhead sales and marketing efforts.

Under the Stone Brewing License Relationship, we will produce a full line of specialty products including DRIPKIT, single-serve brew bags and 12 ounce bagged coffees. The full line of products will be distributed both direct-to-consumer and through the wholesale network. The products will adopt the branding and flavor characteristics of three of Stone’s most popular brands.

Revolutionizing the single serve coffee market in North America

We believe the typical coffee consumer is increasingly focused on the environmental impact of the product, as well as the taste and quality of the ingredients. We anticipate that pod-based, single serve coffee will face increasing pressure given their heavy reliance on the use of plastics. In our view, consumer preferences in North America have evolved over the last decade to substantially mirror those of Japanese consumers, who have traditionally focused on the taste, eco-footprint and quality of ingredients.

We believe that the saturation of coffee pods in the North American market, coupled with changing tastes, provides our single serve coffee products with a substantial market opportunity in North America. Accordingly, we believe there are opportunities for growth in the North American market for our single serve pour over and coffee brew bag coffee products. Our single serve coffee products also have a number of advantages over other single serve coffee alternatives:

●	Our single serve coffee solutions are portable and do not require a machine for brewing. Therefore, the consumer investment required to enjoy our product is very minimal (as opposed to machine-based solutions). Single serve coffee products can easily travel and have a number of consume-later applications not available to machine-based solutions (camping, travel, office, etc.).

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●	We believe our product offerings are more hygienic than other, machine-based single serve alternatives. For example, the use of a machine requires cleaning and maintenance. If not periodically cleaned or if spent pods are not removed timely, this can lead to poor taste and bacterial growth.

●	Our single serve coffee products allow consumers to brew only what they need, therefore allowing mindful, responsible consumption that can reduce food and water waste and leads to better coffee sustainability.

We seek to establish ourselves as the premier manufacturer of single serve coffee products for the North American market and to produce innovative coffee products that we believe will promote sustainability. We also seek to further expand our own brands of single serve coffee products for sale directly to end consumers in order to generate increased revenues and to help accelerate consumer adoption of these brewing formats. We believe that top tier brands that want to compete in the North American single serve coffee market will demand the highest levels of quality from their manufacturing partners. We further believe that we remain a commercial-scale leader in the single serve coffee market in North America as a result of our history of working with sophisticated packing equipment manufacturers, SQF Certification from the Safe Quality Food Institute, organic certification, our commitment to sustainability, operational knowledge and the co-packing arrangements we are continuing to develop with companies. As a result of our ongoing efforts, we feel we are well positioned to be a “go-to” coffee producer for companies offering single serve coffee products in the North American market.

We understand that as single serve pour over and coffee brew bag coffee products gain momentum in the North American market we will face increasing competition. However, (i) we have, and continue to develop, manufacturing expertise on increasingly complex and larger orders, (ii) we have experience dealing with companies of all sizes and their specific requirements (from small roasters to international companies) and (iii) we have SQF, organic and Kosher certification. We received SQF Certification from the Safe Quality Food Institute, which is a customary requirement to produce for large multi-national and international companies.

Our primary focus is the development of single serve coffee products in the North American market targeting the individual consumer for use at home and office or other settings that would benefit from single serve product offerings and positioning ourselves as the leading commercial-scale co-packer of single serve pour over and coffee brew bag coffee products. We may also consider co-packaging other products that are complementary to our current single serve coffee product offerings and provide us with a deeper access to our customers.

Since 2016, we have been primarily focused on single serve pour over coffee production. Over this time, we have developed expertise in the operation of our sophisticated packing equipment and the related production of our single serve pour over coffee products at our manufacturing facilities. We have also expanded our co-packing expertise and product offerings to coffee brew bag coffee products, which we believe are gaining traction in the United States, as well as our DRIPKIT pour over products. Our goal is to continue to expand our product portfolio to raise our visibility, consumer awareness and brand profile.

Capitalizing on the existing bagged coffee market

Recently, we agreed to begin producing bagged coffee products in a 12 ounce format for one of our largest customers. The customer has a developed market and distribution network for both products. Expanding our existing relationship with this customer allows us to increase our manufacturing volume and efficiency by focusing on larger production runs. The customer has indicated to us that it expects continued growth in the single serve products and the bagged coffee purchases from us to increase over single serve purchase amounts. We are continuing to explore additional product manufacturing opportunities with this customer as well as other customers.

We also entered into a five-year global licensing agreement with Stone Brewing to produce a full line of specialty products including DRIPKIT, single-serve brew bags and 12 ounce bagged coffees. Entering the bagged coffee market allows us to leverage our marketing, production and inventory investments across a wide product line while continuing to build our single serve market.

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Our sources of revenue

Co-packing

We operate as a third-party contract packager for the finished goods of other major companies operating in the coffee beverage industry. Under these arrangements, our co-packing customers typically supply us with roasted, whole bean coffee that we package into single serve pour over and coffee brew bag coffee products according to their formulations and specifications. In addition, under our private label coffee development program, our team works directly with our co-packing customers in developing private labels of signature coffees. Under this program, our team of coffee experts works extensively with our co-packing customers to develop a coffee taste profile to their unique needs and then we source, roast (utilizing our third-party roasting or manufacturing partners), blend, pack (in either our traditional single serve pour over, DRIPKIT pour over or coffee brew bag coffee products), and package single serve coffee products to their exact specifications.

We currently focus on fostering co-packing arrangements with larger companies developing pour over and coffee brew bag coffee products, in addition to smaller scale, innovative companies that we believe are rapidly growing, as further described below. We believe that as our potential co-packing customers continue to realize that we have the experience co-packing for a variety of customer sizes, we will become the co-packer of choice. The standards required to co-pack for large international companies almost always meet or exceed the standards required to co-pack for any other customer. We also believe that as our co-packing customers’ competitors realize they have single serve pour over and coffee brew bag coffee solutions, they will be more motivated to develop their own such solutions and that will lead to increased co-packing opportunities for us.

In addition to larger companies, we package for smaller companies that we believe have significant growth potential. For example, we started packaging for a particular smaller company in 2017 and continue to do so today. This company started with smaller batch, single product offerings but over the years has meaningfully increased order sizes as well as the number of product offerings. We are continually looking for new and innovative companies with whom we may work and grow.

NuZee and DRIPKIT branded products

Although our primary focus is on the manufacture of single serve coffee products pursuant to co-packing arrangements with our co-packing clients, we have also developed high-quality NuZee branded single serve coffee products that, in addition to our DRIPKIT branded products, are sold directly to consumers. In addition to being available for direct sale to consumers, our NuZee and DRIPKIT branded products serve as samples that are provided to potential new co-packing customers to showcase our co-packing capabilities and production expertise.

Our NuZee branded products are from our perspective a ‘stepping-stone’ product for our co-packing customers that market high quality packaging and coffee. Sales of our NuZee branded products, including through Amazon, also help promote consumer adoption into the format and to educate coffee drinkers in the United States about this coffee format that is new to North America but widely known in East Asia. Our NuZee branded products are further described below.

●	Coffee Blenders. Our Coffee Blenders line of products, including both single serve pour over coffee products and coffee brew bag coffee, is a high-end product line that, in addition to showcasing our production expertise, also includes what we believe to be some of the best coffee available in a single serve application in the world. In addition, we have recently expanded our Coffee Blenders offerings to include a new Coldpresso latte product line that is available to purchase in Korea online. We sell Coffee Blenders products mainly online. We also have a number of potential co-packing opportunities in which our customers would contract for us to replicate one or more of our Coffee Blenders products with their film and packing, providing further evidence of the high-quality nature of this line and coffee.

●	Twin Peaks. We currently sell our Twin Peaks single serve pour over coffee exclusively via Amazon. This program commenced in 2019 and we expect that as Amazon and its customers become more familiar with single serve pour over coffee, we will increase our revenue for this product.

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In addition to our NuZee branded products, our premium DRIPKIT pour over format features a large-size single serve pour over pack that sits on top of the cup and delivers in our view a barista-quality coffee experience. We offer DRIPKIT pour over packs direct to consumers through our website, wholesale business-to-business to hospitality customers, and co-pack for coffee roasters.

Our customers and products

Our co-packing customers primarily include large and small size coffee roasters and food service companies. We intend to continue to pursue such co-packing arrangements in the future. We believe this customer interest is primarily due to (i) the saturation of machine based single serve coffee alternatives, (ii) increase in consumer requirements for eco-friendly packaging and (iii) our superior taste compared to other single serve coffee alternatives.

We also sell our NuZee and DRIPKIT branded products directly to consumers. Currently, Amazon and our Coffee Blenders website are our only established domestic retail channels for direct sales to consumers of NuZee branded products, and our DRIPKIT products are sold through our Dripkit website.

We plan to sell Stone Brewing licensed products both direct-to-consumer through a variety of channels and through a wholesale network.

Operational capacity

We currently lease manufacturing facilities in Vista, California and Seoul, Korea to produce our single serve pour over or coffee brew bag coffee products. In November 2021, we entered into a new lease in Seoul, Korea for a larger office and manufacturing space. In 2022, we expanded our office and manufacturing space in Vista, California by approximately 2,000 square feet and also extended our current lease through March 2025 and our sub-leased property through January 2023.

As a result of our capital investments since 2015, including our acquisition of packing equipment from manufacturers whom we believe are the global leaders for supplying such machines, we presently have the annual capacity to produce up to 150 million single serve coffee products (pour over or coffee brew bags) at our two manufacturing facilities, which we believe is sufficient to meet our current and anticipated manufacturing requirements. In addition, in May 2022, we announced a new partnership pursuant to which a manufacturing partner in Knoxville, Tennessee has agreed to provide us with additional manufacturing, coffee roasting and co-packing capabilities, and facilitate distribution efforts to the Eastern United States. Further, in March 2023, we entered into a manufacturing agreement with a California-based coffee roaster to expand the Company’s footprint on the West Coast. In connection with the foregoing operational developments, and following our strategic analysis of our current and anticipated facility requirements, we have determined to transition our manufacturing operations away from the facility we previously operated in Plano, Texas. Our executive office and administrative operations are now located in Richardson, Texas.

We own high-quality and sophisticated packing equipment developed by premier East Asian suppliers for pour over and coffee brew bag coffee production. We believe these manufacturers are the world leaders for supplying such machines. Nitrogen and air compression machinery is capable of handling expansion, which helps to minimize any ongoing related capital expenditures for such machinery as we expand.

Our competitive strengths

We believe that the following strengths contribute to our success:

●	Favorable industry trends benefit us. With changing consumer preferences over the last decade that include a greater demand for higher quality coffee alternatives as well as greater flexibility and convenience, we believe we provide a unique alternative to non-single serve drip products currently on the market. For example, we believe our single serve coffee products, including our traditional single serve pour over coffee products, DRIPKIT pour over products and coffee brew bag products, provide a premium alternative to other single serve coffee alternatives. Recent consumer trends are moving towards premium alternatives to existing mainstream products (i.e., gourmet burgers, craft beers, specialty sodas, organic supermarkets, etc.).

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●	Significant production and operational experience in single serve coffee products. We have been producing single serve coffee products for over five years in increasing scale and complexity. We believe the process and equipment for producing single serve coffee products is complex, and a potential new entrant into our market would encounter a significant learning curve to reach our level of operational experience and expertise.

●	Co-packing agreements with large companies. We currently focus on fostering co-packing arrangements with larger companies developing single serve coffee products. We believe that as our potential co-packing customers continue to realize that we have the experience co-packing for a variety of customer sizes, we will become the co-packer of choice. The standards required to co-pack for large international companies almost always meet or exceed the standards required to co-pack for any other customer. We also believe that as our co-packing customers’ competitors realize they have single serve pour over and tea-bag style coffee solutions, they will be more motivated to develop their own such solutions and that will lead to increased co-packing opportunities for us.

●	Private Label Coffee and Co-Packing Private Label Programs. Under our Private Label Coffee Program, we offer our services primarily to non-coffee roaster customers pursuant to which our team works directly with them in developing private labels of signature coffees. Under this program, our team of coffee experts works extensively with our co-packing customers to develop a coffee taste profile to their unique needs and then we source, roast (utilizing our third party roasting or manufacturing partners), blend, pack (in either our traditional single serve pour over, DRIPKIT pour over or coffee brew bag coffee products), and package single serve coffee products to their exact specifications. Under our Co-Packing Private Label Program, coffee roasters that are incapable of packing single serve formats send us their coffee of choice, which we pack into our single serve formats on their behalf.

●	SQF and other certifications. SQF Certification from the Safe Quality Food Institute can take up to a year and may require additional resources to obtain. Our existing SQF certification allows us to co-pack for large, diversified companies. These companies usually have very strict certification standards and will not outsource production to companies that do not meet the highest level of industry certifications. SQF certification requires us to meet very high quality and compliance standards for production and warehousing as well as chain of custody record keeping and supplier standards. We are also certified as organic and Kosher. In addition, we are committed to sustainability. Our single serve coffee products do not require a machine to prepare, and we use coffee brew bag filters intended to be industrially compostable, along with recyclable boxes.

●	Our Korean subsidiary supports our U.S. operations. We have a manufacturing and sales office in Korea. Our strategy is to leverage our local relationships to secure large co-packing agreements for the markets in Korea, China and other Asian countries. We also source our manufacturing equipment and filters from East Asian companies. For example, our single serve coffee products are produced on packaging machines produced by leading manufacturers of packaging machines in Asia. We believe that having an office in Korea provides us with direct access to our key vendors that helps us to maintain such relationships as well as helps us operationally in our core U.S. market.

Our business strategy

We intend to achieve our mission and further grow our business by pursuing the following strategies:

●	Continually grow our base of large national or international co-packing customers. In furtherance of our goal to become the “go-to” commercial coffee producer and preeminent partner for coffee companies seeking to enter into and grow within the single serve coffee market in North America, we focus on entering into co-packing agreements with large international companies, including co-packing arrangements pursuant to our private label coffee development program. We also intend to continue to educate and advocate for the development of pour over coffee products within the broader single serve category. We believe that, as the U.S. market continues to gain awareness of our traditional single serve pour over, DRIPKIT pour over and coffee brew bag coffee products, we will continue to grow our base of large domestic or international co-packing customers.

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●	Co-pack for smaller scale, innovative coffee customers that we believe are rapidly growing and capture their growth over time. In addition to co-packing for large domestic or international customers, we believe that select smaller scale, rapidly growing, innovative co-packing customers provide us with different opportunities versus larger customers. Large national roasters often look to these smaller scale customers for inspiration. We believe capturing these influential roasters would help us provide format visibility to the bigger roasters as well as influential consumers.

●	Efficiently grow our manufacturing footprint and capacity, including by leveraging new and current partnerships, in response to anticipated demand for co-packing. We intend to leverage our partnerships announced in 2022 pursuant to which manufacturing partners in each of Knoxville, Tennessee and San Diego, California provide us with additional manufacturing, coffee roasting and co-packing capabilities, and facilitate distribution efforts to the Eastern United States. With these partnerships, we expect to offer a holistic coffee supply and manufacturing program to our existing and new customers, including coffee roasting and non-single serve coffee product co-packing in addition to our other single serve coffee formats.

●	Strategically grow and expand our international operations that align with our vision. We plan to strategically grow our current international operations as well as potentially expand internationally if this growth or expansion is strategic to our vision. We believe the Korean market, albeit competitive, still has significant growth potential as well as strong market acceptance for coffee and single serve pour overs. We have also formed a joint venture in Latin America. As we look at other potential international manufacturing locations, we look for characteristics similar to the Korean, Latin American and U.S. markets. We plan to further leverage our international operations to support our customers’ expansion into the markets in which we operate. This includes assisting our U.S. customers launching their products in Korea and Mexico.

Dripkit Transaction

On February 25, 2022 (the “Closing Date”), we acquired substantially all of the assets and certain specified liabilities of Dripkit (the “Acquisition”) pursuant to the Asset Purchase Agreement, dated as of February 21, 2022 (the “Asset Purchase Agreement”), by and among the Company, Dripkit, and Dripkit’s existing investors (the “Stock Recipients”) who executed joinders to the Asset Purchase Agreement as of the Closing Date. On May 2, 2022, pursuant to the terms of the Asset Purchase Agreement, the bulk sales holdback amount was used to satisfy sales and use taxes owed by Dripkit to the State of New York as of the Closing Date. Pursuant to the terms of the Asset Purchase Agreement, the amounts remaining after offsetting the cost of these sales and use taxes were distributed as follows: (i) $39,237 was distributed to Dripkit on May 9, 2022, in connection with the cash bulk sales holdback amount, and (ii) 18,475 shares of our common stock were issued to the Stock Recipients on April 25, 2022, in connection with the stock bulk sales holdback amount.

Dripkit operates as a new Dripkit Coffee business division that is wholly owned by NuZee, Inc.

Risks Associated with Our Business and History of Losses

Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this prospectus supplement summary and the section titled “Risk Factors” in the information incorporated by reference in the prospectus supplement from our Annual Report on Form 10-K for the fiscal year ended September 30, 2022 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2022, June 30, 2023, March 31, 2023.

We have incurred net losses since we commenced operations as NuZee, Inc. in 2013, including net losses of $11.8 million and $18.6 million for the years ended September 30, 2022 and 2021, respectively, and $2.0 million and $6.2 million for the three and nine months ended June 30, 2023, respectively. As of June 30, 2023, our accumulated deficit was approximately $71 million. We expect to incur significant sales and marketing expenses prior to recording sufficient revenue from our operations to offset these expenses. In the United States, we expect to incur additional losses as a result of the costs associated with operating as an exchange-listed public company.

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Recent Developments

Entry into the existing bagged coffee market

Recently, we agreed to begin producing bagged coffee products in a 12 ounce format for one of our largest customers. The customer has a developed market and distribution network for both products. Expanding our existing relationship with this customer allows us to increase our manufacturing volume and efficiency by focusing on larger production runs. The customer has indicated to us that it expects continued growth in the single serve products and the bagged coffee purchases from us to increase over single serve purchase amounts. We are continuing to explore additional product manufacturing opportunities with this customer as well as other customers.

We also entered into a five-year global licensing agreement with Stone Brewing to produce a full line of specialty products including DRIPKIT, single-serve brew bags and 12 ounce bagged coffees. Entering the bagged coffee market allows us to leverage our marketing, production and inventory investments across a wide product line while continuing to build our single serve market.

Corporate Information

We were incorporated in 2011 in Nevada as Havana Furnishings, Inc. NuZee Co. Ltd. was incorporated in 2011. NuZee Co. Ltd. merged into Havana Furnishings, Inc. in 2013, at which time we changed our name to NuZee, Inc. Our principal executive offices are located at 1350 East Arapaho Road, Suite #230, Richardson, Texas 75081, and our telephone number is (760) 295-2408. We also maintain an office in Vista, California.

Our corporate website is www.mynuzee.com. Information contained on, or that can be accessed through, our website is not a part of this prospectus supplement or the accompanying prospectus or incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider information on our website to be part of this prospectus supplement or the accompanying prospectus.

THE OFFERING

Common stock offered by us	shares (or shares, if the underwriter exercises its over-allotment option in full).

Common stock to be outstanding immediately after this offering	shares (or shares, if the underwriter exercises its over-allotment option in full).

Over-allotment option	We have granted a 45-day option to the underwriter to purchase from us up to an additional shares of common stock at the public offering price, less underwriting discounts and commissions, to cover any overallotments. See “Underwriting” below for additional information.

Use of proceeds	We expect the net proceeds from our sale of shares of common stock in this offering will be approximately $ million (or approximately $ million if the underwriter exercises its over-allotment option in full), based on the public offering price of $ per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering to acquire complementary businesses, acquire or license products or technologies that are complementary to our own, although we have no current plans, commitments or agreements with respect to any such use of proceeds for acquisitions or licenses as of the date of this prospectus supplement, and for working capital, and general corporate purposes and the expansion and growth of certain recently announced co-packing relationships, including Stone Brewing and other large customers. See “Use of Proceeds.”

S-8

Risk factors	See “Risk Factors” below and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors that you should consider carefully before deciding to invest in our common stock.

Lock-up Agreements	We have agreed, subject to certain exceptions and without the approval of the underwriters, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, any shares of our common stock, warrants or securities convertible into common stock for a period of 60 days following the date of the final prospectus supplement. Our directors and executive officers have agreed, subject to limited exceptions, with the underwriter not to offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or securities convertible into common stock for a period of 60 days after the date of the final prospectus supplement. See “Underwriting” below.

Nasdaq Capital Market symbol	“NUZE”

The number of shares of common stock to be outstanding immediately after this offering is based upon 782,739 shares outstanding as of September 28, 2023, and excludes the following:

●	107,329 shares of our common stock issuable upon the exercise of options outstanding, with a weighted-average exercise price of $145.61 per share;

●	75,010 shares of our common stock reserved for future grant or issuance under the NuZee, Inc. 2023 Plan;

●	25,287 shares of our common stock issuable upon the exercise of outstanding 2022 Warrants having an exercise price of $69.98 per share;

●	80,424 shares of our common stock issuable upon the exercise of outstanding Series A warrants having an exercise price of $157.45 per share;

●	45,534 shares of our common stock issuable upon the exercise of outstanding Series B warrants having an exercise price of $204.69 per whole share;

●	1,150 shares of our common stock issuable upon the exercise of certain outstanding warrants issued to the underwriter of our June 2020 registered public offering of common stock, having an exercise price of $315.00 per share.

Unless otherwise indicated, this prospectus supplement reflects and assumes the following:

●	no exercise of the outstanding options and warrants described above; and

●	no exercise by the underwriter of its over-allotment option.

S-9

Summary Consolidated Financial Data

The following tables summarize our consolidated financial data for the periods ended and as of the dates indicated. We have derived the statements of operations data for the years ended September 30, 2022 and 2021 and the balance sheet data as of September 30, 2022 from our audited financial statements included in our Annual Report on Form 10-K for the year ended September 30, 2022, which is incorporated herein by reference. We have derived the statements of operations data for the nine months ended June 30, 2022 and 2021 and the balance sheet data as of June 30, 2023 from our unaudited interim financial statements included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, which is incorporated herein by reference. We have prepared the unaudited interim financial statements on the same basis as the audited financial statements and have included, in our opinion, all adjustments, consisting only of normal recurring adjustments that we consider necessary for a fair statement of the financial information set forth in those statements. Our historical results are not necessarily indicative of results to be expected for any period in the future, and the results for the nine months ended June 30, 2023 are not necessarily indicative of the results that may be expected for the full year or any other period.

You should read the summary consolidated financial data in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements and related notes, which are incorporated by reference in this prospectus supplement, and the information set forth under the heading “Risk Factors” below and in the “Risk Factors” section in each of our Annual Report on Form 10-K for the year ended September 30, 2022 and our Quarterly Report on Form 10-Q for the nine months ended June 30, 2023, which are incorporated herein by reference.

	Nine months ended June 30,		Fiscal year ended September 30,
	2023	2022	2022	2021
Consolidated statement of operations data:
Revenues, net	$2,566,121	$2,508,345	$3,109,162	$1,926,660
Cost of sales	2,401,806	2,575,646	3,219,575	2,006,753
Gross profit (loss)	164,315	(67,301)	(110,413)	(80,093)
Operating expenses	6,328,044	8,554,276	11,292,105	17,921,183
Loss from operations	(6,163,729)	(8,621,577)	(11,402,518)	(18,001,276)
Loss from investment in unconsolidated affiliate	(5,350)	(4,215)	(5,791)	(7,889)
Other income	163,915	145,890	191,631	144,452
Other expense	(187,018)	(174,889)	(574,710)	(672,929)
Interest income (expense), net	15,766	(7,001)	(6,324)	(14,388)
Net loss	(6,176,416)	(8,661,792)	(11,797,712)	(18,552,030)

Basic and diluted loss per common share	$(8.62)	$(16.41)	$(21.32)	$(39.56)
Basic and diluted weighted average number of shares of common stock outstanding	716,388	527,868	553,322	468,947

	As of
	June 30, 2023	September 30, 2022
Consolidated balance sheet data:
Cash	$3,280,425	$8,315,053
Working capital	3,180,494	8,556,141
Total assets	6,255,962	11,711,374
Lease liability – operating lease, net of current portion	163,204	267,786
Lease liability – finance lease, net of current portion	1,801	29,622
Loan payable – long term, net of current portion	2,001	4,745
Other noncurrent liabilities	47,223	66,484
Total liabilities	2,093,267	1,968,575
Total stockholders’ equity	4,162,695	9,742,799

S-10

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below and discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2022 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, together with all of the other information contained in this prospectus supplement, the accompanying prospectus and in our filings with the SEC that we have incorporated by reference into this prospectus supplement and the accompanying prospectus, before deciding to invest in our securities. The risks and uncertainties described in such documents and below are not the only risks facing us. We may face additional risks and uncertainties not currently known to us or that we currently deem to be immaterial. If any of the risks described or incorporated by reference herein, or any such additional risks, actually occur, our business, prospects, operating results and financial condition could suffer materially. In such event, the trading price of our common stock could decline and you might lose all or part of your investment.

Risks Related to this Offering

The market price of our stock may be volatile, and you could lose all or part of your investment.

The trading price of our common stock is likely to be highly volatile and subject to wide fluctuations in response to various factors, some of which we cannot control. In addition to the factors discussed in this “Risk Factors” section and elsewhere in this prospectus supplement and the accompanying prospectus and the information incorporated by reference herein and therein, these factors include but are not limited to:

●	the success of, or developments in, competitive products, services or technologies;
●	regulatory actions with respect to our products and our competitors;
●	the level of success of our marketing strategy;
●	our ability to obtain top-grade packing equipment for single serve coffee production;
●	announcements by us or our competitors of significant acquisitions, strategic collaborations, joint ventures or capital commitments;
●	regulatory or legal developments in the United States and other countries;
●	recruitment or departure of key personnel;
●	expenses related to any of our development programs and our business in general;
●	actual or anticipated changes in financial estimates, development timelines or recommendations by securities analysts;
●	failure to meet or exceed financial estimates and projections of the investment community or that we provide to the public;
●	variations in our financial results or those of companies that are perceived to be similar to us;
●	fluctuations in the valuation of companies perceived by investors to be comparable to us;
●	share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;
●	our ability or failure to raise additional capital in equity or debt transactions;
●	costs associated with our sales and marketing initiatives;
●	costs and timing of obtaining and maintaining FDA and other regulatory clearances and approvals for our products;
●	sales of our common stock by us, our insiders or our other stockholders; and
●	general economic, business, industry, market and political conditions, including prevailing interest rates and the rate of inflation.

In addition, the stock market in general has in the past experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the relevant companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance. The realization of any of the above risks or any of a broad range of other risks, including those described in this “Risk Factors” section, could have a dramatic and material adverse impact on the market price of our common stock.

S-11

Despite listing our common stock on the Nasdaq Capital Market, there can be no assurance that an active trading market for our common stock will be sustained.

In June 2020, our common stock commenced trading on the Nasdaq Capital Market under the symbol “NUZE.” Although our common stock is listed on the Nasdaq Capital Market, an active trading market for our shares may never be sustained. You may not be able to sell your shares quickly or at the market price if trading in shares of our securities is not active. Further, an inactive market may also impair our ability to raise capital by selling shares of our securities and may impair our ability to enter into strategic partnerships or acquire companies or products by using shares of our securities as consideration, which could have a material adverse effect on our business, financial condition, and results of operations.

The Nasdaq Capital Market may subsequently delist our securities if we fail to comply with ongoing listing standards.

The Nasdaq Capital Market’s rules for listed companies requires us to meet certain financial, public float, bid price and liquidity standards on an ongoing basis in order to continue the listing of our common stock. In addition to specific listing and maintenance standards, the Nasdaq Capital Market has broad discretionary authority over the continued listing of securities, which it could exercise with respect to the listing of our common stock.

As a listed company, we are required to meet the continued listing requirements applicable to all Nasdaq Capital Market companies. On September 20, 2022, the Company received a notification letter from the Listing Qualifications Department of The Nasdaq Stock Market LLC indicating that the Company was not in compliance with the minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing (the “Bid Price Rule”). On December 28, 2022, the Company completed a 1-for-35 reverse stock split, which became effective on December 28, 2022. On January 17, 2023, the Company received notice that the Company had regained compliance with the Bid Price Rule. In addition to the Bid Price Rule previously described, Nasdaq Capital Market listing rules require us to maintain a minimum stockholders’ equity of $2.5 million under Nasdaq Listing Rule 5550(b)(1), a minimum market value of listed securities of $35 million under Nasdaq Listing Rule 5550(b)(2), or a minimum net income of $500,000 under Nasdaq Listing Rule 5550(b)(3). If we fail to meet one of those standards or any other Nasdaq Capital Market continued listing requirement, our common stock may be subject to delisting, as applied by Nasdaq in its discretion. We intend to take all commercially reasonable actions to maintain our Nasdaq Capital Market listing. If our common stock is delisted in the future, it is not likely that we will be able to list our common stock on another national securities exchange on a timely basis or at all and, as a result, we expect our securities would be quoted on an over-the-counter market; however, if this were to occur, our stockholders could face significant material adverse consequences, including limited availability of market quotations for our common stock and reduced liquidity for the trading of our securities. In addition, in the event of such delisting, we could experience a decreased ability to issue additional securities and obtain additional financing in the future.

If you purchase shares of common stock in this offering, you will experience immediate dilution in your investment. You will experience further dilution if we issue additional equity securities in future financing transactions.

Purchasers of shares of common stock in this offering will pay a price per share that exceeds the net tangible book value per share of our common stock. Investors participating in this offering will incur immediate and substantial dilution. After giving effect to our receipt of approximately $       million of estimated net proceeds, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, from our sale of common stock in this offering at the public offering price of $            per share, our pro forma net tangible book value as of June 30, 2023, as adjusted, would have been $            , or $            per share. This amount represents an immediate increase in net tangible book value of $            per share of our common stock to existing stockholders and an immediate dilution in net tangible book value of $            per share of our common stock to new investors purchasing shares of common stock in this offering. See the section entitled “Dilution” below for a more detailed illustration of the dilution you would incur if you purchase common stock in this offering.

If we issue additional common stock, or securities convertible into or exchangeable or exercisable for common stock, our stockholders, including investors who purchase shares of common stock in this offering, may experience additional dilution, and any such issuances may result in downward pressure on the price of our common stock. We also cannot assure you that we will be able to sell shares or other securities in any future offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders.

S-12

A significant portion of our total outstanding shares of common stock are eligible to be sold into the market in the near future, including pursuant to Rule 144, which could cause the market price of our common stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. We have also registered all shares of common stock that are reserved for issuance under each of the NuZee, Inc. 2023 Stock Incentive Plan and the NuZee, Inc. 2019 Stock Incentive Plan and all shares of common stock currently reserved for issuance under the NuZee, Inc. 2013 Stock Incentive Plan. As a result, these shares can be freely sold in the public market upon issuance, subject to volume limitations applicable to affiliates and the lock-up agreements described in the “Underwriting” section of this prospectus supplement. A sale under Rule 144 or under any other exemption from the Securities Act, if available, or pursuant to subsequent registrations of our shares of common stock, may have a depressive effect upon the price of our shares of common stock in any active market that may develop. We believe that a significant portion of our total outstanding shares of common stock may be sold in the public market without restriction by non-affiliates pursuant to Rule 144 after this offering.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively, which could affect our results of operations and cause our stock price to decline.

Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described in the section entitled “Use of Proceeds.” We intend to use the net proceeds from this offering to acquire complementary businesses, acquire or license products or technologies that are complementary to our own, although we have no current plans, commitments or agreements with respect to any such use of proceeds for acquisitions or licenses as of the date of this prospectus supplement, and for working capital, general corporate purposes and the expansion and growth of certain recently announced co-packing relationships, including Stone Brewing and other large customers. As a result, you will be relying upon management’s judgment with only limited information about our specific intentions for the use of the balance of the net proceeds of this offering. You will not have the opportunity, as part of your investment decision, to assess whether we are using the proceeds appropriately. Our management might not apply our net proceeds in ways that ultimately increase the value of your investment. If we do not invest or apply the net proceeds from this offering in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

Our principal stockholder and management, including our Chief Executive Officer in particular, own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval.

Prior to this offering, as of December 23, 2022, our executive officers and directors beneficially owned approximately 28% of our voting stock. Our Chief Executive Officer, President and Chairman of the Board individually beneficially owns approximately 22% of our voting stock. This concentration of control creates a number of risks. Our executive officers and directors, along with other holders of 5% or more of our capital stock and their respective affiliates, have the ability to exert significant influence over us through this ownership position. These stockholders may be able to exert significant influence over all matters requiring stockholder approval, including with respect to elections of directors, amendments of our organizational documents, or approval of any merger, sale of assets or other major corporate transaction, and our stockholders may find it difficult to replace members of management should our stockholders disagree with the manner in which the Company is operated. Furthermore, this concentration of ownership may prevent or discourage unsolicited acquisition proposals or offers for our common stock that you may feel are in your best interest as one of our stockholders. The interests of this group of stockholders may not always coincide with your interests or the interests of other stockholders and they may act in a manner that advances their best interests and not necessarily those of other stockholders.

S-13

Anti-takeover provisions in our articles of incorporation and third amended and restated bylaws might discourage, delay or prevent a change of control of our company or changes in our management and, therefore, depress the trading price of our shares of common stock.

Our third amended and restated bylaws contain provisions that could have the effect of rendering more difficult or discouraging an acquisition deemed undesirable by our Board. Our third amended and restated bylaws include provisions:

●	limiting the liability of, and providing indemnification to, our directors, including provisions that require the Company to advance payment for defending pending or threatened claims;
●	controlling the procedures for the conduct and scheduling of board and stockholder meetings; and
●	limiting the number of directors on our board and the filling of vacancies or newly created seats on the board to our Board then in office.

In addition, we are subject to anti-takeover laws for Nevada corporations. These anti-takeover laws prevent Nevada corporations from engaging in a business combination with any shareholder, including all affiliates and associates of the shareholder, who is the beneficial owner of 10% or more of the corporation’s outstanding voting stock, for two years following the date that the shareholder first became the beneficial owner of 10% or more of the corporation’s voting stock, unless specified conditions are met. If those conditions are not met, then after the expiration of the two-year period the corporation may not engage in a business combination with such shareholder unless certain other conditions are met.

These provisions, alone or together, could delay hostile takeovers and changes in control or changes in our management. The existence of the foregoing provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of our company, thereby reducing the likelihood that our stockholders could receive a premium for their common stock in an acquisition.

We have never paid dividends on our capital stock and we do not anticipate paying any dividends in the foreseeable future. Consequently, any profits from an investment in our common stock will depend on whether the price of our common stock increases.

We have not paid dividends on any of our classes of capital stock to date and we currently intend to retain our future earnings, if any, to fund the development and growth of our business. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

Claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Our third amended and restated bylaws provide that we will indemnify our directors and officers, in each case to the fullest extent permitted by Nevada law. In addition, our third amended and restated bylaws and our indemnification agreements that we have entered into with our directors and officers provide for the following:

●	We will indemnify our directors and officers for serving us in those capacities or for serving other business enterprises at our request, to the fullest extent permitted by Nevada law. Nevada law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.
●	We will also indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.
●	We are required to advance expenses, as incurred, to any indemnitee in connection with defending a proceeding, except that such indemnitee shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.
●	The rights conferred in our third amended and restated bylaws are not exclusive, and we are authorized to enter into indemnification agreements with our directors, officers, employees and agents and to obtain insurance to indemnify such persons.

S-14

Sales to a limited number of customers represent a significant portion of our net sales. The loss of a key customer, including by consolidation in the retail channel, and efforts by our customers to improve their profitability could reduce sales of NuZee branded products and adversely affect our financial performance.

Sales to relatively few co-packing customers account for a significant percentage of our net sales, and our success depends in part on our ability to maintain good relationships with these and other key retail and grocery customers. Currently, Amazon and our Coffee Blenders website are our only established domestic retail channels for direct sales to consumers of NuZee branded products. However, we can provide no assurance that any of these customers or any of our other customers will continue to utilize our products or our co-packing services at current levels, or at all. We have arrangements with our co-packing customers primarily based on purchase orders which stipulate key terms including order quantity, product specifications, price, payment terms, packaging method and delivery instructions.

As a result, many of our key customers may cease purchasing our products or utilizing our co-packing services at any time without penalty and are free to purchase products from our competitors. There can be no assurance that our customers will continue to purchase our products or utilize our co-packing services in the same mix or quantities or on the same terms as they have in the past. The loss of one or more of our key customers, or cancellation of or reduction in the amount of purchase by our key customers, could have an adverse effect on our results of operations and financial condition.

In addition, because of the competitive environment facing retailers, many of our customers have increasingly sought to improve their profitability through increased promotional programs, pricing concessions, more favorable trade terms and increased emphasis on private label products. To the extent we provide concessions or trade terms that are favorable to customers, our margins would be reduced. Further, if we are unable to continue to offer terms that are acceptable to our significant customers or our customers determine that they need fewer inventories to service consumers, these customers could reduce purchases of our products or may increase purchases of products from our competitors, which would harm our sales and profitability.

Currently pending, threatened or future litigation or governmental or regulatory proceedings or inquiries could result in material adverse consequences, including judgments or settlements.

We are, or may from time to time become, involved in lawsuits and other legal, governmental or regulatory proceedings or inquiries. On January 27, 2023, Steeped, Inc. d/b/a Steeped Coffee (“Steeped”) filed a complaint against the Company in the Superior Court of California, Santa Cruz County (Case No. 23CV00234) (the “Steeped Litigation”), alleging several causes of action related to the Company’s alleged breach of the previously disclosed settlement agreement entered into by the Company and Steeped in May 2021. On March 29, 2023, the Company filed a demurrer and motion to strike, seeking to dismiss Steeped’s causes of action. On April 12, 2023, Steeped filed the first amended complaint, alleging breach of contract, intentional interference with contractual relations, intentional interference with prospective economic advantage, and fraud in the inducement of contract. Steeped sought a trial by jury and relief in the form of a permanent injunction for use of “Steep Coffee” or any confusingly similar variant of “STEEPED COFFEE”; the impoundment and destruction of allegedly violating packaging materials and/or finished goods; a final judgment for all profits derived from the Company’s allegedly unlawful conduct, actual damages, damages to the Steeped’s reputation and goodwill among its customers and partners; and reasonable attorneys’ fees and costs. On May 15, 2023, the Company filed a complaint against Steeped for Declaratory Judgment of Trademark Non-Infringement in the United States District Court for the Southern District of California alleging one cause of action under the Declaratory Judgment Act (“Declaratory Judgment Matter” or “Matter”). Also on May 15, 2023, the Company filed Petitions to Cancel in the Trademark Trial and Appeal Board of the U.S. Patent and Trademark Office arguing that that Steeped’s marks for “Steeped Coffee,” “Steeped Bag,” “Steeped Pack,” and “Steeped Cold Brew” are generic under Section 23(a) of the Lanham Act. On July 12, 2023, the Company filed its First Amended Complaint in the Matter, seeking a judicial determination and declaration that the Company’s use of the term “steep” or any variations thereof generically or descriptively does not infringe any purported trademark rights of Steeped, as well as reasonable attorney’s fees and costs. Steeped moved to dismiss the First Amended Complaint on July 26, 2023, which the Company opposed in a brief filed on August 16, 2023. On September 13, 2023, the court granted Steeped’s motion and dismissed the case. See our Annual Report on Form 10-K for the year ended September 30, 2022 for additional information regarding currently pending litigation that could have a material impact on the Company. Many of these matters raise complicated factual and legal issues and are subject to uncertainties and complexities, all of which make the matters costly to address. The timing of the final resolutions to any such lawsuits, inquiries, and other legal proceedings is uncertain.

Additionally, the possible outcomes or resolutions to these matters could include adverse judgments or settlements, either of which could require substantial payments, adversely affecting our consolidated financial condition, results of operations and cash flows. Any judgment against us, the entry into any settlement agreement, or the imposition of any fine could have a material adverse effect on our consolidated financial condition, results of operations and cash flows.

S-15

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus and the information incorporated by reference herein and therein contain forward-looking statements concerning our business, operations and financial performance and condition, as well as our plans, objectives and expectations for our business operations and financial performance and condition, which are based on management’s beliefs and assumptions and on information currently available to management. In some cases, you can identify these statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expects,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of these terms or other comparable expressions that convey uncertainty of future events or outcomes, although not all forward-looking statements contain these terms.

These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Forward-looking statements in this prospectus supplement and the accompanying prospectus include, but are not limited to, statements regarding:

●	our plans to obtain funding for our operations, including funding necessary to develop, manufacture and commercialize our products, provide our co-packing services, and to continue as a going concern;
●	our expectation that our existing capital resources will be sufficient to fund our operations for the next three months and our expectation to need additional capital to fund our planned operations beyond that;
●	the accuracy of our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;
●	our expectations regarding our ability to maintain compliance with the listing requirements of the Nasdaq Capital Market;
●	the impact to our business, including any supply chain interruptions, resulting from changes in general economic, business and political conditions, including changes in the financial markets and macroeconomic conditions resulting from a pandemic such as COVID-19 or otherwise;
●	the evolving coffee preferences of coffee consumers in North America and East Asia;
●	the size and growth of the markets for our products and co-packing services;
●	our ability to compete with companies producing similar products or providing similar co-packing services;
●	our ability to successfully achieve the anticipated results of strategic transactions;
●	our expectation regarding our future co-packing revenues;
●	our ability to develop or offer innovative new products and services, and expand our co-packing services to other products that are complementary to our current single serve coffee product offerings;
●	our expectations regarding additional manufacturing, coffee roasting and co-packing capabilities to be provided through our manufacturing partner, as well as our manufacturing partner’s ability to successfully facilitate distribution efforts to the Eastern United States;
●	our reliance on third-party roasters or manufacturing partners to roast coffee beans necessary to manufacture our products and to fulfill every aspect of our co-packing services;
●	regulatory developments in the U.S. and in non-U.S. countries;
●	our ability to retain key management, sales and marketing personnel;
●	the scope of protection we are able to establish and maintain for intellectual property rights covering our products and technology;
●	our ability to develop and maintain our corporate infrastructure, including our internal control over financial reporting;
●	the outcome of pending, threatened or future litigation;
●	our financial performance; and
●	our use of the net proceeds from this offering.

In addition, you should refer to the “Risk Factors” section of this prospectus supplement and the accompanying prospectus and the information incorporated by reference herein and therein for a discussion of other important factors that may cause actual results to differ materially from those expressed or implied by the forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus supplement and the accompanying prospectus will prove to be accurate. Furthermore, if the forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

You should read this prospectus supplement and the accompanying prospectus and the information incorporated by reference herein and therein completely and with the understanding that our actual results may differ materially from what we expect as expressed or implied by our forward-looking statements. In light of the significant risks and uncertainties to which our forward-looking statements are subject, you should not place undue reliance on or regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified timeframe, or at all. We discuss many of these risks in greater detail in the documents incorporated by reference herein and therein, including under the heading “Risk Factors.” Any forward-looking statement made by us in this prospectus supplement, the accompanying prospectus or in any documents incorporated by reference herein and therein speaks only as of the date on which we make it. These forward-looking statements represent our estimates and assumptions only as of the dates of this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of our securities.

S-16

USE OF PROCEEDS

We estimate that our net proceeds from the sale of the shares of common stock offered pursuant to this prospectus supplement will be approximately $       million (or approximately $      million if the underwriter exercises in full its over-allotment option), based on the public offering price of $        per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering to acquire complementary businesses, acquire or license products or technologies that are complementary to our own, although we have no current plans, commitments or agreements with respect to any such use of proceeds for acquisitions or licenses as of the date of this prospectus supplement, and for working capital, general corporate purposes and the expansion and growth of certain recently announced co-packing relationships as well as the launch and growth of products under the licensing agreement with Stone Brewing.

Our management will have broad discretion to allocate the net proceeds to us from this offering and investors will be relying on the judgment of our management regarding the application of the proceeds from this offering. We reserve the right to change the use of these proceeds as a result of certain contingencies such as competitive developments, the results of our marketing efforts, and other factors. An investor will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds.

Pending use of the proceeds as described above, we intend to invest the proceeds in variety of capital preservation investments, including short-term, interest-bearing instruments.

S-17

Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2023:

●	On an actual basis;
●	On an as adjusted basis, to give effect to the sale and issuance of shares of common stock being sold in this offering at the public offering price of $ per share, assuming no exercise of the underwriter’s option to purchase additional shares, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The information in this table is illustrative only and our capitalization following the closing of the offering will be adjusted based upon the actual public offering price and other terms of this offering determined at pricing. You should read this table in conjunction with the information contained in the section of this prospectus supplement titled “Use of Proceeds,” as well as the consolidated financial statements and the related notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in applicable reports filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and incorporated by reference in this prospectus supplement.

	As of June 30, 2023
	Actual	As Adjusted
Cash and cash equivalents	$3,280,425	$

Stockholders’ equity:
Common stock, $0.00001 par value per share; 200,000,000 shares authorized, actual, and as adjusted; 776,739 shares issued and outstanding, actual; shares issued and outstanding, as adjusted	8
Additional paid-in capital	74,824,442
Accumulated deficit	(70,798,936)
Accumulated other comprehensive income	137,181
Total stockholders’ equity	$4,162,695	$

The table above is based on 776,739 shares outstanding as of June 30, 2023, and excludes the following as of June 30, 2023:

●	101,464 shares of our common stock issuable upon the exercise of options outstanding, with a weighted-average exercise price of $154.48 per share;
●	81,010 shares of our common stock reserved for future grant or issuance under the NuZee, Inc. 2023 Plan;
●	25,287 shares of our common stock issuable upon the exercise of outstanding 2022 Warrants having an exercise price of $69.98 per share;
●	80,424 shares of our common stock issuable upon the exercise of outstanding Series A warrants having an exercise price of $157.45 per share;
●	45,534 shares of our common stock issuable upon the exercise of outstanding Series B warrants having an exercise price of $204.69 per whole share; and
●	1,150 shares of our common stock issuable upon the exercise of certain outstanding warrants issued to the underwriter of our June 2020 registered public offering of common stock, having an exercise price of $315.00 per share.

S-18

MARKET INFORMATION AND DIVIDEND POLICY

Our common stock is listed on the Nasdaq Capital Market under the symbol “NUZE.” As of September 29, 2023, there were approximately 632 holders of record of our common stock. The actual number of stockholders is considerably greater than this number of holders of record, and includes stockholders who are beneficial owners but whose shares are held in street name by brokers and other nominees.

We have not paid dividends on any of our classes of capital stock to date and do not anticipate paying any cash dividends on shares of our common stock in the foreseeable future. We currently intend to retain all of our future earnings, if any, to fund the development and growth of our business. Any future determination relating to our dividend policy will be made at the discretion of our Board and will depend on a number of factors, including future earnings, capital requirements, financial conditions, future prospects, contractual restrictions and covenants and other factors that our Board may deem relevant.

S-19

DILUTION

If you invest in our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the public offering price per share of our common stock in this offering and the pro forma as adjusted net tangible book value per share of our common stock immediately after the closing of this offering.

Our net tangible book value is the amount of our total tangible assets less our total liabilities. Net tangible book value per share is our net tangible book value divided by the number of shares of common stock outstanding as of June 30, 2023. Our net tangible book value as of June 30, 2023 was approximately $4.045 million, or $5.21 per share, based on 776,739 shares of our common stock outstanding as of June 30, 2023.

Pro forma net tangible book value per share as of June 30, 2023 after giving effect to the issuance, in connection with the appointment of the Company’s Chief Financial Officer, of 6,000 restricted shares would have been approximately $5.17 per share.

After giving effect to the sale and issuance by us of shares of our common stock in this offering at the public offering price of $           per share, and the receipt and application of the net proceeds, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of June 30, 2023, as adjusted, would have been approximately $            , or $              per share of common stock. This represents an immediate increase in pro forma as adjusted net tangible book value of $             per share to our existing stockholders and an immediate dilution of $         per share to investors purchasing our common stock in this offering.

The following table illustrates this per share dilution:

Public offering price per share			$
Net tangible book value per share at June 30, 2023		$5.21
Decrease in net tangible book value per share attributable to the issuance of 6,000 restricted shares		(0.04)
Pro forma net tangible book value per share as of June 30, 2023 after giving effect to the issuance of 6,000 restricted shares		5.17
Increase in pro forma net tangible book value per share attributable to investors purchasing our common stock in this offering	$
Pro forma net tangible book value per share as of June 30, 2023, as adjusted, after giving effect to this offering			$
Dilution per share to investors purchasing our common stock in this offering			$

If the underwriter exercises its option to purchase additional shares in full, the pro forma net tangible book value per share, as adjusted, of our common stock after giving effect to this offering would be approximately $           per share, and the dilution in pro forma net tangible book value per share, as adjusted, to investors purchasing our common stock in this offering would be approximately $             per share of common stock.

The table and discussion above are based on 776,739 shares of common stock outstanding as of June 30, 2023, and excludes the following as of June 30, 2023:

●	101,464 shares of our common stock issuable upon the exercise of options outstanding, with a weighted-average exercise price of $154.48 per share;
●	81,010 shares of our common stock reserved for future grant or issuance under the NuZee, Inc. 2023 Plan;
●	25,287 shares of our common stock issuable upon the exercise of outstanding 2022 Warrants having an exercise price of $69.98 per share;
●	80,424 shares of our common stock issuable upon the exercise of outstanding Series A warrants having an exercise price of $157.45 per share;
●	45,534 shares of our common stock issuable upon the exercise of outstanding Series B warrants having an exercise price of $204.69 per whole share; and
●	1,150 shares of our common stock issuable upon the exercise of certain outstanding warrants issued to the underwriter of our June 2020 registered public offering of common stock, having an exercise price of $315.00 per share.

To the extent that outstanding options or warrants are exercised, investors purchasing our common stock in this offering will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

S-20

Material U.S. Federal Income Tax considerations

The following is a general discussion of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the shares of common stock purchased in this offering. This discussion is for general information only, is not tax advice and does not purport to be a complete analysis of all the potential tax considerations. This discussion is based upon the provisions of the Internal Review Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations promulgated thereunder, current administrative rulings and judicial decisions, all in effect as of the date hereof. These authorities may be changed, possibly retroactively, which could result in U.S. federal income tax consequences different from those set forth below. We have not sought, and will not seek, any ruling from the Internal Revenue Service (“IRS”), with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary does not address the tax considerations arising under the laws of any U.S. state, local or any non-U.S. jurisdiction, or under U.S. federal non-income tax laws, or the potential application of the Medicare contribution tax on net investment income. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

●	banks, insurance companies, regulated investment companies, real estate investment trusts or other financial institutions;
●	persons subject to the alternative minimum tax;
●	tax-exempt organizations or governmental organizations;
●	tax-qualified retirement plans;
●	U.S. shareholders of controlled foreign corporations and passive foreign investment companies;
●	brokers or dealers in securities or currencies;
●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;
●	partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes or other pass-through entities (and investors therein);
●	persons that own, or are deemed to own, more than five percent of our common stock (except to the extent specifically set forth below);
●	certain former citizens or long-term residents of the United States;
●	persons whose functional currency is not the U.S. dollar;
●	persons who hold our common stock or any part thereof as a position in a hedging transaction, “straddle,” “conversion transaction” or engage in a wash sale or other risk reduction transaction or integrated investment;
●	persons subject to special tax accounting rules as a result of any item of gross income with respect to our common stock being taken into account in an applicable financial statement within the meaning of 451(b) of the Code;
●	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;
●	persons who hold or receive our common stock pursuant to conversion rights under convertible instruments;
●	persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Code; or
●	persons deemed to sell our common stock or any part thereof under the constructive sale provisions of the Code.

S-21

For the purposes of this discussion, a “U.S. holder” means a beneficial owner of our common stock that is, for U.S. federal income tax purposes: (a) an individual who is a citizen or resident of the United States, (b) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes), created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A “non-U.S. holder” is, for U.S. federal income tax purposes, a beneficial owner of common stock that is not a U.S. holder.

If a partnership or entity classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. This summary does not address the tax considerations of partners in domestic or foreign partnerships that hold our common stock. Accordingly, partnerships that hold our common stock, and partners in such partnerships, should consult their tax advisors.

This discussion of certain material U.S. federal income tax considerations is not tax advice. Prospective purchasers of our common stock are advised to consult their tax advisors regarding the federal, state, local and foreign tax consequences of the purchase, ownership and disposition of our common stock.

U.S. Holders

Distributions on Common Stock

As described in the section captioned “Market Information and Dividend Policy,” we have never paid cash distributions on our common stock and do not anticipate doing so in the foreseeable future. In the event that we do make distributions on our common stock to a U.S. holder, those distributions generally will constitute dividends for U.S. tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that is applied against and reduces, but not below zero, a U.S. holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or exchange of our common stock as described below under the section titled “Disposition of Our Common Stock.” Under current law, if certain requirements are met, a preferential U.S. federal income tax rate will apply to any dividends paid to a beneficial owner of our common stock who is an individual U.S. holder and meets certain holding period requirements.

Distributions constituting dividends for U.S. federal income tax purposes that are made to U.S. holders that are corporate shareholders may qualify for a dividends received deduction (“DRD”), which is generally available to corporate shareholders. The amount of the deduction will depend on the corporate shareholder’s ownership percentage. No assurance can be given that we will have sufficient earnings and profits (as determined for U.S. federal income tax purposes) to cause any distributions to be eligible for a DRD. In addition, a DRD is available only if certain holding periods and other taxable income requirements are satisfied.

Disposition of Our Common Stock

Upon a sale or other taxable disposition of our common stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the common stock. Capital gain or loss will constitute long-term capital gain or loss if the U.S. holder’s holding period for the common stock exceeds one year. The deductibility of capital losses is subject to certain limitations. U.S. holders who recognize losses with respect to a disposition of our common stock should consult their own tax advisors regarding the tax treatment of such losses.

S-22

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of dividends (including constructive dividends) on the common stock and to the proceeds of a sale or other disposition of common stock paid by us to a U.S. holder unless such U.S. holder is an exempt recipient, such as a corporation. Backup withholding will apply to those payments if the U.S. holder, among other things, (i) fails to furnish a social security number or other taxpayer identification number (“TIN”) certified under penalties of perjury within a reasonable time after the request therefor, (ii) furnishes an incorrect TIN, (iii) (in the case of dividend payments) fails to properly report the receipt of dividends or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that the holder is not subject to backup withholding. A U.S. holder who does not provide us with its correct TIN also may be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS. U.S. holders should consult their own tax advisors regarding their qualification for exemption from information reporting and backup withholding and the procedure for obtaining such exemption.

Non-U.S. Holders

Distributions on Common Stock

As described in the section captioned “Market Information and Dividend Policy,” we have never paid cash distributions on our common stock and do not anticipate doing so in the foreseeable future. However, if we do pay cash distributions on our common stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in our common stock, but not below zero, and then will be treated as gain from the sale of common stock (see “– Disposition of Our Common Stock” below).

Subject to the discussion below concerning effectively connected income, backup withholding and foreign accounts, any distribution (including constructive distributions) that is treated as a dividend paid to a non-U.S. holder generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or, if the non-U.S. holder is a qualified beneficiary of a country with which the United States has an income tax treaty, such lower rate as may be specified by the applicable income tax treaty. In order to receive a reduced treaty rate of withholding, a non-U.S. holder generally must provide the applicable withholding agent with an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8 certifying the non-U.S. holder’s entitlement to benefits under that treaty. You should consult your tax advisor concerning whether you may benefit from an applicable income tax treaty.

We generally are not required to withhold tax on dividends paid (or constructive dividends deemed paid) to a non-U.S. holder if the dividends are effectively connected with the holder’s conduct of a U.S. trade or business (or, if an income tax treaty is applicable, attributable to a permanent establishment or fixed base maintained by the holder in the United States) and a properly executed IRS Form W-8ECI stating that the dividends are so connected, is furnished to us (or, if stock is held through a financial institution or other agent, to the applicable withholding agent). Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits, subject to an applicable income tax treaty providing otherwise. In addition, a corporate non-U.S. holder receiving effectively connected dividends may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. You should consult your tax advisor regarding any applicable tax treaties that may provide for different rules.

If a non-U.S. holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. The holder’s agent may then be required to provide certification to the applicable withholding agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. withholding tax under an income tax treaty, you should consult with your own tax advisor to properly execute the relevant Form W-8 and/or to determine if you are able to obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.

S-23

Disposition of our Common Stock

In general, subject to the discussion below under “Backup Withholding and Information Reporting,” a non-U.S. holder will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale or other disposition of our common stock unless:

●	the gain is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (or, if an income tax treaty is applicable, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States);

●	the non-U.S. holder is a non-resident alien individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

●	our common stock constitutes a United States real property interest by reason of our status as a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the non-U.S. holder’s disposition of, or their holding period for, our common stock.

We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, your common stock will be treated as U.S. real property interests only if you actually or constructively hold more than five percent of such regularly traded common stock at any time during the shorter of the five-year period preceding your disposition of, or your holding period for, our common stock.

A non-U.S. holder described in the first bullet above will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates and in the manner applicable to U.S. persons, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder described in the second bullet above will be subject to tax at 30% (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, which gain may be offset by U.S. source capital losses for the year (provided such holder has timely filed U.S. federal income tax returns with respect to such losses). You should consult your tax advisor concerning whether any applicable income tax or other treaties may provide for different rules.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS certain information, including the amount of distributions (including constructive distributions) on our common stock paid to each non-U.S. holder, their name and address, and the amount of tax withheld, if any. Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Payments of dividends (including constructive dividends) or of proceeds on the disposition of our common stock made to a non-U.S. holder may be subject to information reporting and backup withholding at a current rate of 24% unless the non-U.S. holder establishes an exemption, for example, by properly certifying their non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that a holder is a U.S. person.

S-24

Under current U.S. federal income tax law, U.S. information reporting and backup withholding requirements generally will apply to the proceeds of a disposition of our common stock effected by or through a U.S. office of any broker, U.S. or foreign, except that such requirements may be avoided if the non-U.S. holder provides a properly executed and appropriate IRS Form W-8 or otherwise meets documentary evidence requirements for establishing non-U.S. holder status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding requirements will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the U.S. through a non-U.S. office of a non-U.S. broker. However, unless such a broker has documentary evidence in its records that the Non-U.S. Holder is not a United States person and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of common stock effected outside the United States by such a broker if it has certain relationships with the United States.

Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, you may be able to obtain a refund or credit from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act provisions of the Hiring Incentives to Restore Employment Act, generally referred to as “FATCA,” when applicable, impose a U.S. federal withholding tax of 30% on certain payments to foreign financial institutions, investment funds and other non-U.S. entities that fail to comply with information reporting and due diligence requirements in respect of their direct and indirect U.S. security holders and/or U.S. accountholders unless a specified exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Such payments would include dividends paid in respect of our common stock. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on their investment our common stock.

The preceding discussion of U.S. federal tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

S-25

UNDERWRITING

Maxim Group LLC is acting as the representative of the underwriters of this offering, which we refer to as the Representative. We have entered into an underwriting agreement dated October , 2023 with the Representative. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below and each underwriter named below has severally and not jointly agreed to purchase from us, at the public offering price per share less the underwriting discounts set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Name	Number of Shares
Maxim Group LLC

Total

All of the shares of common stock to be purchased by the underwriters will be purchased from us.

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus supplement are subject to various conditions and representations and warranties, including the approval of certain legal matters by their counsel and other conditions specified in the underwriting agreement. The shares of common stock are offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them. The underwriters reserve the right to withdraw, cancel or modify the offer to the public and to reject orders in whole or in part. The underwriters are obligated to take and pay for all of the shares offered by this prospectus supplement if any such shares of common stock are taken, other than those shares of common stock covered by the over-allotment option described below.

We expect that delivery of the common stock will be made against payment therefor on or about , 2023. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise.

Over-Allotment Option

We have granted to the underwriters an option, exercisable no later than 45 calendar days after the date of the underwriting agreement, to purchase up to an additional shares of common stock (      % of the shares of common stock sold in this offering) from us to cover over-allotments, if any, at a price per share of common stock equal to the public offering price, less the underwriting discounts and commissions. The underwriters may exercise this option only to cover over-allotments made in connection with this offering. If the underwriters exercise this option in whole or in part, then the underwriters will be severally committed, subject to the conditions described in the underwriting agreement, to purchase these additional shares of common stock. If any additional shares of common stock are purchased, the underwriters will offer the additional shares of common stock on the same terms as those on which the shares of common stock are being offered hereby.

Discounts and Commissions

The Representative has advised us that the underwriters propose to offer the shares of common stock to the public at the public offering price per share set forth on the cover page of this prospectus supplement. The underwriters may offer shares to securities dealers at that price less a concession of not more than $         per share. After the initial offering to the public, the public offering price and other selling terms may be changed by the Representative.

S-26

The following table summarizes the public offering price, underwriting discounts and commissions and proceeds before expenses to us in connection with this offering, assuming both no exercise and full exercise by the underwriters of their over-allotment option:

	Per Share	Total Without Over-Allotment Option	Total With Over-Allotment Option
Public offering price	$	$	$
Underwriting discount (7%)	$	$	$
Proceeds, before expense, to us	$	$	$

We have agreed to reimburse the Representative for all reasonable and actual out-of-pocket accountable fees and costs incurred by the Representative in connection with this offering up to a maximum of $55,000 in the aggregate if the closing occurs (or up to $25,000 in the aggregate if the closing does not occur), including the fees and expenses of the underwriters’ legal counsel.

We estimate the expenses of this offering payable by us, not including underwriting discounts and commissions, will be approximately $            .

Right of First Refusal

If the closing occurs, the Company will grant the Representative the right of first refusal for a period of from the date of commencement of sales pursuant to the Prospectus until the six (6) month anniversary of the closing date to act as managing underwriters and book runners for any and all future public or private equity or equity-linked, convertible and debt offerings undertaken by the Company, or any successor of the Company, or any subsidiary of the Company for which the Company retains the service of an underwriter, agent, advisor or other person or entity in connection with such offering.

Discretionary Accounts

The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Other

From time to time, certain of the underwriters and/or their affiliates have provided, and may in the future provide, various investment banking and other financial services for us for which services they have received and, may in the future receive, customary fees. In the course of their businesses, the underwriters and their affiliates may actively trade our securities or loans for their own account or for the accounts of customers, and, accordingly, the underwriters and their affiliates may at any time hold long or short positions in such securities or loans.

Except for services provided in connection with this offering and in connection with the Equity Distribution Agreement in which Maxim Group LLC acted as agent from December 2021 to August 5, 2022, the date of termination of the Equity Distribution Agreement, no underwriter has provided any investment banking or other financial services to us during the 180-day period preceding the date of this prospectus supplement and we do not expect to retain any underwriter to perform any investment banking or other financial services for at least 90 days after the date of this prospectus supplement.

Lock-Up Agreements

We, our executive officers and directors have agreed that we will not, for a period of sixty (60) days after the closing (the “Lock-Up Period”), without the prior written consent of Maxim Group LLC (which consent may be withheld in its sole discretion), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Act to register, any shares of common stock warrants, or any securities convertible into or exercisable or exchangeable for common stock or (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic benefits or risks of ownership of shares of common stock, or warrants, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock, warrants or other securities, in cash or otherwise, or publicly disclose the intention to enter into any transaction described in clause (1) or (2) above. The foregoing sentence shall not apply to (A) the common stock to be sold hereunder, (B) any shares of common stock issued pursuant to a trading plan established prior to March 31, 2023 pursuant to Rule 10b5-1 of the Exchange Act, (C) the grants or issuance of common stock or options to employees, service providers, officers or directors of the Company pursuant to any stock option plan duly adopted as of the date the shares of common stock issued pursuant to this prospectus supplement are issued and described herein for such purpose by the Company’s Board of Directors or a committee of non-employee directors established for such purpose for services rendered to the Company, (D) the issuance of securities issued or issuable upon the exercise or exchange of or conversion of any securities exercisable or exchangeable for or convertible into shares of common stock issued and outstanding on the date of the underwriting agreement, provided that such securities have not been amended since the date of this prospectus supplement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities, and (E) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that such securities are issued as “restricted securities” (as defined in Rule 144) and carry no registration rights that require or permit the filing of any registration statement in connection therewith within sixty (60) days following the closing.

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NASDAQ Capital Market Listing

Our common stock trades on the Nasdaq Capital Market under the symbol “NUZE.” On October 16, 2023, the last reported sale price of our common stock was $5.51 per share.

Transfer Agent and Warrant Agent

Our transfer agent for our common stock is VStock Transfer, LLC, 18 Lafayette Place, Woodmere, New York 11598.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may over-allot in connection with this offering by selling more shares of our common stock than are set forth on the cover page of this prospectus supplement. This creates a short position in our common stock for its own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriters is not greater than the number of shares of common stock that they may purchase in the over-allotment option. In a naked short position, the number of shares of common stock involved is greater than the number of shares common stock in the over-allotment option. To close out a short position, the underwriters may elect to exercise all or part of the over-allotment option. The underwriters may also elect to stabilize the price of our common stock or reduce any short position by bidding for, and purchasing, common stock in the open market.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing shares of common stock in this offering because the underwriter repurchases the shares of common stock in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, shares of our common stock in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our common stock at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on the national securities exchange on which our shares of common stock are traded, in the over-the-counter market, or otherwise.

Passive Market Making

In connection with the offering, the underwriters may engage in passive market making transactions in shares of common stock on the NASDAQ Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act during the period before the commencement of offers or sales of shares of common stock in this offering and extending through the completion of distribution. A passive market maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must be lowered when specified purchase limits are exceeded.

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Indemnification

We have agreed to indemnify the underwriters against certain liabilities relating to this offering, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Electronic Distribution

This prospectus supplement in electronic format may be made available on websites or through other online services maintained by one or more of the underwriters, or by their affiliates. Other than this prospectus supplement in electronic format, the information on any underwriters’ website and any information contained in any other website maintained by an underwriter is not part of this prospectus supplement or the registration statement of which this prospectus supplement is a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of our common stock, or the possession, circulation or distribution of this prospectus supplement, the accompanying prospectus or any other material relating to us or our common stock in any jurisdiction where action for that purpose is required. Accordingly, our common stock may not be offered or sold, directly or indirectly, and none of this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with our common stock may be distributed or published, in or from any country or jurisdiction, except in compliance with any applicable rules and regulations of any such country or jurisdiction.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each a “Relevant Member State”, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, or the “Relevant Implementation Date”, our securities will not be offered to the public in that Relevant Member State prior to the publication of a prospectus in relation to our securities that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of our securities may be made to the public in that Relevant Member State at any time:

●	to any legal entity that is a qualified investor as defined in the Prospectus Directive;
●	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the manager for any such offer; or
●	in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3(2) of the Prospectus Directive, provided that no such offer of the securities shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and securities to be offered so as to enable an investor to decide to purchase or subscribe securities, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

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United Kingdom

In the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the Order), and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together, the relevant persons). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Canada

The offering of our common stock in Canada is being made on a private placement basis in reliance on exemptions from the prospectus requirements under the securities laws of each applicable Canadian province and territory where our Securities may be offered and sold, and therein may only be made with investors that are purchasing, or deemed to be purchasing, as principal and that qualify as both an “accredited investor” as such term is defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario) and as a “permitted client” as such term is defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any offer and sale of our common stock in any province or territory of Canada may only be made through a dealer that is properly registered under the securities legislation of the applicable province or territory wherein our common stock is offered and/or sold or, alternatively, where such registration is not required.

Any resale of our common stock by an investor resident in Canada must be made in accordance with applicable Canadian securities laws, which require resales to be made in accordance with an exemption from, or in a transaction not subject to, prospectus requirements under applicable Canadian securities laws. These resale restrictions may under certain circumstances apply to resales of the common stock outside of Canada.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Upon receipt of this prospectus supplement, each Québec investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur québecois confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

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LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon by our counsel, Baker & Hostetler LLP, Los Angeles, California. Pryor Cashman LLP, New York, New York, is representing the underwriter.

EXPERTS

The consolidated financial statements of NuZee, Inc. as of September 30, 2022 and 2021 and for each of the two years in the period ended September 30, 2022, incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended September 30, 2022 have been so incorporated in reliance on the report of MaloneBailey, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at www.sec.gov. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

Our website address is www.mynuzee.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus supplement or the accompanying prospectus or incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider information on our website to be part of this prospectus supplement or the accompanying prospectus. We have included our website address as an inactive textual reference only.

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC. This prospectus supplement and the accompanying prospectus omit some information contained in the registration statement in accordance with SEC rules and regulations. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus supplement and the accompanying prospectus about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may obtain the registration statement and exhibits to the registration statement from the SEC’s website, as provided above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus, and subsequent information that we file with the SEC will automatically update and supersede previously filed information as applicable. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement modifies or replaces that statement. Since information that we later file with the SEC will update and supersede previously incorporated information, you should look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus supplement and the accompanying prospectus or in any documents previously incorporated by reference have been modified or superseded.

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We incorporate by reference into this prospectus supplement and the accompanying prospectus our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, between the date of this prospectus supplement and the termination of the offering of the securities described in this prospectus supplement (in each case, other than information deemed furnished and not filed in accordance with SEC rules, including pursuant to Items 2.02 and 7.01 of Form 8-K or corresponding information furnished under Item 9.01 or included in a furnished exhibit, except as stated specifically below):

●	our Annual Report on Form 10-K for the fiscal year ended September 30, 2022, filed with the SEC on December 23, 2022;

●	our definitive proxy statement on Schedule 14A relating to our annual meeting of stockholders, filed on January 30, 2023, with respect to those portions incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended September 30, 2022;

●	our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2022, filed with the SEC on February 13, 2023;

●	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023, filed with the SEC on May 15, 2023;

●	our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2023, filed with the SEC on August 11, 2023;

●	our Current Reports on Form 8-K, filed with the SEC on November 4, 2022; December 12, 2022; December 14, 2022; December 28, 2022; January 20, 2023; March 21, 2023; August 15, 2023 and September 6, 2023; and

●	the description of our common stock contained in the Registration Statement on Form 8-A filed with the SEC on June 17, 2020, including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference into this prospectus supplement all reports and other documents we may file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement until the termination of this offering, other than any portion of the respective filings that are furnished, rather than filed, under the applicable SEC rules.

You may request a free copy of any of the documents incorporated by reference in this prospectus supplement and the accompanying prospectus (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) by writing or telephoning us as follows:

NuZee, Inc.

1350 East Arapaho Road, Suite #230

Richardson, Texas 75081

(760) 295-2408

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PROSPECTUS

NuZee, Inc.

$100,000,000

Common Stock

Debt Securities

Warrants

Units

Rights

We may offer and sell, from time to time, in one or more offerings, together or separately, our common stock, debt securities, warrants or any combination of the foregoing, either individually or as units composed of one or more of the other securities. We may also issue rights to purchase the securities offered in this prospectus. This prospectus provides you with a general description of the securities. The aggregate public offering price of all securities issued by us under this prospectus may not exceed $100,000,000.

Each time we offer and sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the amounts, prices and terms of the securities. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of our securities.

We may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus titled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

Our common stock is listed on the Nasdaq Capital Market under the symbol “NUZE.” On September 28, 2023, the closing sale price of our common stock on the Nasdaq Capital Market was $7.20 per share.

Investing in our securities involves significant risks. See “Risk Factors” on page 5 of this prospectus, in our most recent Annual Report on Form 10-K and in any applicable prospectus supplement. You should read this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated October 5, 2023.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration statement, we may offer or sell any combination of the securities described in this prospectus, from time to time, and in one or more offerings, up to a total dollar amount of $100,000,000 as described in this prospectus. Each time that we offer and sell securities, we will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you must rely on the information in the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

We have not authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate as of the date on the respective covers of such documents, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, such prospectus supplement, or any sale or issuance of a security, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed materially since those dates. You should rely only on the information contained or incorporated by reference in this prospectus or any accompanying prospectus supplement.

When we refer to “NuZee,” “we,” “our,” “us” and the “Company” in this prospectus, we mean NuZee, Inc. and its subsidiaries on a consolidated basis, unless otherwise specified. References to “you” refer to a prospective investor.

This prospectus and any accompanying prospectus supplement may include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included in this prospectus are the property of their respective owners.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at www.sec.gov. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

Our website address is www.mynuzee.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus or incorporated by reference into this prospectus or any prospectus supplement, and you should not consider information on our website to be part of this prospectus or any accompanying prospectus supplement. We have included our website address as an inactive textual reference only.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may obtain the registration statement and exhibits to the registration statement from the SEC’s website, as provided above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede previously filed information as applicable. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement. Since information that we later file with the SEC will update and supersede previously incorporated information, you should look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or any accompanying prospectus supplement or in any documents previously incorporated by reference have been modified or superseded.

We incorporate by reference into this prospectus our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, between the date of this prospectus and the termination of the offering of the securities described in this prospectus (in each case, other than information deemed furnished and not filed in accordance with SEC rules, including pursuant to Items 2.02 and 7.01 of Form 8-K or corresponding information furnished under Item 9.01 or included in a furnished exhibit, except as stated specifically below):

●	our Annual Report on Form 10-K for the fiscal year ended September 30, 2022, filed on Form 10-K with the SEC on December 23, 2022;

●	our definitive proxy statement on Schedule 14A relating to our annual meeting of stockholders, filed on January 30, 2023, with respect to those portions incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended September 30, 2022;

●	our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2022, filed with the SEC on February 13, 2023;

●	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023, filed with the SEC on May 15, 2023;

●	our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2023, filed with the SEC on August 11, 2023;

●	our Current Reports on Form 8-K, filed with the SEC on November 4, 2022; December 12, 2022; December 14, 2022; December 28, 2022; January 20, 2023; March 21, 2023; August 15, 2023 and September 6, 2023; and

●	the description of our common stock contained in the Registration Statement on Form 8-A filed with the SEC on June 17, 2020, including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference into this prospectus all reports and other documents we may file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus until the offering of the particular securities covered by a prospectus supplement has been terminated or completed, other than any portion of the respective filings that are furnished, rather than filed, under the applicable SEC rules. In addition, all reports and other documents we may file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus forms a part, and prior to effectiveness of such registration statement, shall be deemed to be incorporated by reference into this prospectus.

You may request a free copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) by writing or telephoning us as follows:

NuZee, Inc.

1350 East Arapaho Road, Suite 230

Richardson, Texas 75081

(760) 295-2408

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the information incorporated by reference herein and therein contain forward-looking statements concerning our business, operations and financial performance and condition, as well as our plans, objectives and expectations for our business operations and financial performance and condition, which are based on management’s beliefs and assumptions and on information currently available to management. In some cases, you can identify these statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expects,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of these terms or other comparable expressions that convey uncertainty of future events or outcomes, although not all forward-looking statements contain these terms.

These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Forward-looking statements in this prospectus supplement and the accompanying prospectus include, but are not limited to, statements regarding:

●	our plans to obtain funding for our operations, including funding necessary to develop, manufacture and commercialize our products, provide our co-packing services, and to continue as a going concern;
●	our expectation that our existing capital resources will be sufficient to fund our operations for the next three months and our expectation to need additional capital to fund our planned operations beyond that;
●	the accuracy of our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;
●	our expectations regarding our ability to maintain compliance with the listing requirements of the Nasdaq Capital Market;
●	the impact to our business, including any supply chain interruptions, resulting from changes in general economic, business and political conditions, including changes in the financial markets and macroeconomic conditions resulting from a pandemic such as COVID-19 or otherwise;
●	the evolving coffee preferences of coffee consumers in North America and East Asia;
●	the size and growth of the markets for our products and co-packing services;
●	our ability to compete with companies producing similar products or providing similar co-packing services;
●	our ability to successfully achieve the anticipated results of strategic transactions;
●	our expectation regarding our future co-packing revenues;
●	our ability to develop or offer innovative new products and services, and expand our co-packing services to other products that are complementary to our current single serve coffee product offerings;
●	our expectations regarding additional manufacturing, coffee roasting and co-packing capabilities to be provided through our manufacturing partner, as well as our manufacturing partner’s ability to successfully facilitate distribution efforts to the Eastern United States;
●	our reliance on third-party roasters or manufacturing partners to roast coffee beans necessary to manufacture our products and to fulfill every aspect of our co-packing services;
●	regulatory developments in the U.S. and in non-U.S. countries;
●	our ability to retain key management, sales and marketing personnel;
●	the scope of protection we are able to establish and maintain for intellectual property rights covering our products and technology;
●	our ability to develop and maintain our corporate infrastructure, including our internal control over financial reporting;
●	the outcome of pending, threatened or future litigation;
●	our financial performance; and
●	our use of the net proceeds from this offering.

In addition, you should refer to the “Risk Factors” section of this prospectus, any prospectus supplement and the information incorporated by reference herein and therein for a discussion of other important factors that may cause actual results to differ materially from those expressed or implied by the forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus and any prospectus supplement will prove to be accurate. Furthermore, if the forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

You should read this prospectus, any prospectus supplement and the information incorporated by reference herein and therein completely and with the understanding that our actual results may differ materially from what we expect as expressed or implied by our forward-looking statements. In light of the significant risks and uncertainties to which our forward-looking statements are subject, you should not place undue reliance on or regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified timeframe, or at all. We discuss many of these risks in greater detail in the documents incorporated by reference herein and therein, including under the heading “Risk Factors.” Any forward-looking statement made by us in this prospectus, any prospectus supplement and the information incorporated by reference herein and therein speaks only as of the date on which we make it. These forward-looking statements represent our estimates and assumptions only as of the dates of this prospectus, any prospectus supplement and the information incorporated by reference herein and therein, regardless of the time of delivery of this prospectus and any prospectus supplement or any sale of our securities.

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THE COMPANY

We are a specialty coffee and technologies company and, we believe, a leading co-packer of single serve pour over coffee in the United States, as well as a preeminent co-packer of coffee brew bags, which is also referred to as tea-bag style coffee. In addition to our single serve pour over and coffee brew bag coffee products, we have expanded our product portfolio to offer a third type of single serve coffee format, DRIPKIT pour over products, as a result of our acquisition of substantially all of the assets of Dripkit, Inc. (“Dripkit”). Our DRIPKIT pour over format features a large-size single serve pour over pack that sits on top of the cup and delivers in our view a barista-quality coffee experience to customers in the United States, Canada, and Mexico. Our mission is to leverage our position as a co-packer at the forefront of the North American single serve coffee market to revolutionize the way single serve coffee is enjoyed in the United States. Recently, we expanded our product offerings to include bagged coffees for existing single serve customers as well as a new licensing relationship with Stone Brewing which will include both bagged and single serve format. We believe this expansion will allow us to increase manufacturing efficiency and better serve our customers and the market. While the United States is our core market, we also have manufacturing and sales operations in Korea and a joint venture in Latin America.

We believe we are the only commercial-scale producer within the North American market that has the dual capacity to pack both single serve pour over coffee and coffee brew bag coffee. We intend to leverage our position to become the commercial coffee producer of choice and aim to become the preeminent leader for coffee companies seeking to enter into and grow within the single serve coffee market in North America. With our single serve pour over and brew bag coffee, we are paid per-package based on the number of single serve coffee products produced by us. With our bagged coffee products, we will be paid based on the number of completed bags delivered. Accordingly, we consider a portion of our business model to be a form of tolling arrangement, as we receive a fee for almost every single serve coffee product our co-packing customers sell in the North American and Korean markets. Under the single serve model, our risk related to owning and managing inventory is limited. With our bagged coffees and the Stone Brewing licensing relationship, we will manage the production and related inventory which will involve increased risk levels.

We have also developed and sell NuZee branded single serve coffee products, including our flagship Coffee Blenders line of both single serve pour over coffee and coffee brew bag coffee products, which we believe offers consumers some of the best coffee available in a single serve application in the world. We have recently expanded our Coffee Blenders offerings to include a new Cold pressed latte product line that is available to purchase in Korea and online. We offer DRIPKIT pour over packs direct to consumers through our website, wholesale business-to-business to hospitality customers, and co-pack for coffee roasters.

We may also consider co-packaging other products that are complementary to our current product offerings and provide us with a deeper access to our customers. In addition, we are continually exploring potential strategic partnerships, co-ventures, and mergers, acquisitions, or other transactions with existing and future business partners to generate additional business, drive growth, reduce manufacturing costs, expand our product portfolio, enter into new markets, and further penetrate the markets in which we currently operate. Our goal is to continue to expand our product portfolio to raise our visibility, consumer awareness and brand profile.

We were incorporated in 2011 in Nevada as Havana Furnishings, Inc. NuZee Co. Ltd. was incorporated in 2011. NuZee Co. Ltd. merged into Havana Furnishings, Inc. in 2013, at which time we changed our name to NuZee, Inc. Our principal executive offices are located at 1350 East Arapaho Road, Suite #230, Richardson, Texas 75081, and our telephone number is (760) 295-2408. We also maintain an office in Vista, California.

Our corporate website is www.mynuzee.com. Information contained on, or that can be accessed through, our website is not a part of this prospectus or incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus or any accompanying prospectus supplement.

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RISK FACTORS

Investing in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under “Risk Factors” in our most recent Annual Report on Form 10-K and in any subsequently filed Quarterly Report on Form 10-Q, together with the risk factors contained in our other SEC filings that we incorporate by reference into this prospectus or that may be included in any applicable prospectus supplement. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. The occurrence of any of these known or unknown risks might cause you to lose all or part of your investment in the offered securities.

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USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from sales of the securities described in this prospectus to acquire complementary businesses, acquire or license products or technologies that are complementary to our own, or for strategic investment purposes although we have no current plans, commitments or agreements with respect to any such use of proceeds for acquisitions, licenses or strategic investments as of the date of this prospectus, and for working capital and general corporate purposes.

Our management will have broad discretion to allocate the net proceeds to us from sales of the securities described in this prospectus and investors will be relying on the judgment of our management regarding the application of the proceeds from sales of the securities described in this prospectus. We reserve the right to change the use of these proceeds as a result of certain contingencies such as competitive developments, the results of our marketing efforts, and other factors. An investor will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds.

Pending use of the proceeds as described above, we intend to invest the proceeds in variety of capital preservation investments, including short-term, interest-bearing instruments.

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DESCRIPTION OF COMMON STOCK

This section describes the general terms and provisions of our common stock. The prospectus supplement relating to any offering of common stock, or other securities convertible into or exchangeable or exercisable for common stock, will describe more specific terms of the offering of common stock or other securities, including the number of shares offered, the initial offering price and market price and dividend information. The prospectus supplement may provide information that is different from this prospectus. If the information in the prospectus supplement with respect to our common stock being offered differs from this prospectus, you should rely on the information in the prospectus supplement.

The summary set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to our articles of incorporation, as amended, and our third amended and restated bylaws, each of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. We encourage you to read our articles of incorporation, as amended, and our third amended and restated bylaws for additional information before you purchase any shares of our common stock. Our common stock and the rights of the holders of our common stock are subject to the applicable statutes of the State of Nevada, our articles of incorporation, as amended, our third amended and restated bylaws.

Authorized Capital Stock

The authorized capital stock of the Company consists of 200,000,000 shares, par value $0.00001 per share. As of September 28, 2023, 782,739 shares of our common stock were outstanding and were held of record by approximately 632 stockholders.

Voting Rights

Each outstanding share of common stock entitles the holder thereof to one non-cumulative vote per share on all matters on which stockholders may vote. Holders of shares of common stock do not have cumulative voting rights with respect to the election of directors or any other matter.

Cumulative voting allows a minority stockholder to vote a portion or all of its shares for one or more candidates for seats on the Company’s Board. Without cumulative voting, a minority stockholder will not be able to gain as many seats on the Board based on the number of shares of our stock the stockholder holds as compared to the number of seats the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on the Board to influence the Board’s decision regarding a takeover.

Dividends

The holders of common stock have equal ratable rights to dividends from funds legally available therefor when, as and if declared by the Board. The Company has not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of the Board and will depend upon the Company’s earnings, if any, the Company’s capital requirements and financial position, the Company’s general economic conditions and other pertinent conditions. It is the Company’s present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in the Company’s business operations.

No Preemptive or Similar Rights

The holders of common stock have no preemptive or other subscription or conversion rights. In addition, the shares of common stock are not subject to redemption by operation of a sinking fund or otherwise. All outstanding shares of common stock are fully paid and nonassessable.

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Liquidation Rights

In the event of the Company’s liquidation, dissolution or winding up of the Company, the holders of common stock will be entitled to share ratably in all of the Company’s assets that are available for distribution after payment in full of all of the Company’s liabilities.

Certain Bylaws Provisions

The Bylaws contain certain provisions that may have the effect of delaying, deferring or discouraging another party from acquiring control of the Company. These provisions, which are summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the Board.

Term of Directors. The Bylaws provide that each director shall hold office until the next annual meeting of shareholders and until a successor is duly elected and qualified or until the director’s earlier death, resignation, retirement, disqualification or removal.

Number of Directors. The Bylaws provide that the Board shall consist of not less than one and not more than 13 members.

Vacancies on the Board. The Bylaws provide that vacancies on the Board, including newly created directorships, may be filled only by a majority vote of directors then in office, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified, unless sooner displaced. Accordingly, the Board could prevent any stockholder from filling any new directorships with such stockholder’s own nominee.

Stockholder Meetings. The Bylaws provide that a special meeting of stockholders may be called only by the holders of twenty-five percent (25%) of the voting shares of the Company, or by the Company’s president, or by the Board or a majority thereof.

Stockholder Action by Written Consent. The Bylaws provide that any action that may be taken at any annual or special meeting of the stockholders may be taken without a meeting if, before or after the action, a written consent thereto is signed by stockholders holding at least a majority of the voting power, except that if any greater proportion of voting power is required for such action at a meeting, then such greater proportion of written consents is required.

Advance Notice of Stockholder Proposals. The Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors. The procedures permit stockholders to submit proposals (including director nominations) at any annual meeting of stockholders if advance notice thereof has been timely delivered to, or mailed and received by, the secretary of the Company not less than 90 nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. However, if the annual meeting of stockholders is changed by more than 30 calendar days before or after such anniversary date, different timing provisions will apply as set forth in the Bylaws. These provisions do not apply to stockholder proposals made pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed.

Anti-Takeover Effects of Nevada Law

In addition to the Bylaws provisions described above, the State of Nevada, where we are incorporated, has enacted statutes that could also prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price. We have not opted out of these statutes.

Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol “NUZE.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is V Stock Transfer, LLC. Its address is 18 Lafayette Place, Woodmere, New York 11598.

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DESCRIPTION OF DEBT SECURITIES

We may offer debt securities from time to time, as either senior or subordinated debt or as senior or subordinated convertible debt, in one or more offerings under this prospectus. We will issue any such debt securities under one or more separate indentures that we will enter into with a trustee to be named in the indenture and specified in the applicable prospectus supplement. The specific terms of debt securities being offered will be described in the applicable prospectus supplement. We have filed a form of indenture as an exhibit to the registration statement of which this prospectus forms a part.

The prospectus supplement relating to a particular issue of debt securities will describe the terms of those debt securities and the related indenture, which may include (without limitation) the following:

●	the title or designation of the debt securities;

●	any limit upon the aggregate principal amount of the debt securities;

●	the price or prices at which the debt securities will be issued;

●	the maturity date or dates, or the method of determining the maturity date or dates, of the debt securities;

●	the date or dates on which we will pay the principal on the debt securities;

●	the interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the date or dates interest will be payable and the record dates for interest payment dates or the method for determining such dates;

●	the manner in which the amounts of payment of principal of, premium or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

●	any conversion or exchange features;

●	if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

●	the place or places where the principal of, premium and interest on the debt securities will be payable, where the debt securities may be surrendered for transfer or exchange and where notices or demands to or upon the Company may be served;

●	the terms and conditions upon which we may redeem the debt securities;

●	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities;

●	the dates on which and the price or prices at which we may repurchase the debt securities at our option or at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

●	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

●	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the entire principal amount;

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●	if other than the U.S. dollar, the currencies or currency units in which the debt securities are issued and in which the principal of, premium and interest, if any, on, and additional amounts, if any, in respect of the debt securities will be payable;

●	whether the debt securities are to be issued at any original issue discount, or OID, and the amount of discount with which such debt securities may be issued;

●	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

●	the extent to which any of the debt securities will be issuable in temporary or permanent global form and, if so, the identity of the depositary for the global debt security, or the manner in which any interest payable on a temporary or permanent global debt security will be paid;

●	information with respect to book-entry procedures;

●	the terms and conditions upon which the debt securities will be so convertible or exchangeable into securities or property of another person, if at all, and any additions or changes, if any, to permit or facilitate such conversion or exchange;

●	whether the debt securities will be subject to subordination and the terms of such subordination;

●	any restriction or condition on the transferability of the debt securities;

●	a discussion of any material United States federal income tax consequences of owning and disposing of the debt securities;

●	the provisions related to compensation and reimbursement of the trustee which applies to securities of such series;

●	the events of default and covenants with respect to the debt securities and the acceleration provisions with respect to the debt securities;

●	any provisions for the satisfaction and discharge or defeasance or covenant defeasance of the indenture under which the debt securities are issued;

●	if other than the trustee, the identity of each security registrar, paying agent and authenticating agent; and

●	any other terms of the debt securities.

The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York. We intend to disclose the relevant restrictive covenants for any issuance or series of debt securities in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange. As of the date of this prospectus, we have no outstanding registered debt securities.

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DESCRIPTION OF WARRANTS

We may issue, either separately or together with other securities, warrants for the purchase of any of the other types of securities that we may sell under this prospectus.

The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all to be set forth in the applicable prospectus supplement relating to any or all warrants in respect of which this prospectus is being delivered. Copies of the form of agreement for each warrant, which we refer to collectively as “warrant agreements,” including the forms of certificates representing the warrants, which we refer to collectively as “warrant certificates,” and reflecting the provisions to be included in such agreements that will be entered into with respect to the particular offerings of each type of warrant, will be filed with the SEC and incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

The following description sets forth certain general terms and provisions of the warrants to which any prospectus supplement may relate. The particular terms of the warrants to which any prospectus supplement may relate and the extent, if any, to which the general provisions may apply to the warrants so offered will be described in the applicable prospectus supplement. To the extent that any particular terms of the warrants, warrant agreements or warrant certificates described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement. We encourage you to read the applicable warrant agreement and certificate for additional information before you purchase any of our warrants.

General

The prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, as well as the related warrant agreement and warrant certificates, including the following, where applicable:

●	the principal amount of, or the number of, securities, as the case may be, purchasable upon exercise of each warrant and the initial price at which the principal amount or number of securities, as the case may be, may be purchased upon such exercise;

●	the designation and terms of the securities, if other than common stock, purchasable upon exercise of the warrants and of any securities, if other than common stock, with which the warrants are issued;

●	the procedures and conditions relating to the exercise of the warrants;

●	the date, if any, on and after which the warrants, and any securities with which the warrants are issued, will be separately transferable;

●	the offering price, if any, of the warrants;

●	the date on which the right to exercise the warrants will commence and the date on which that right will expire;

●	if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of the warrants;

●	whether the warrants represented by the warrant certificates will be issued in registered or bearer form and, if registered, where they may be transferred and registered;

●	call provisions, if any, of the warrants;

●	antidilution provisions, if any, of the warrants; and

●	any other material terms of the warrants.

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The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the warrant agreement and warrant certificate relating to the warrants being offered.

Exercise of Warrants

Each warrant will entitle the holder to purchase for cash that principal amount of, or number of, securities, as the case may be, at the exercise price set forth in, or to be determined as set forth in, the applicable prospectus supplement relating to the warrants. After the close of business on the expiration date, unexercised warrants will become void. Upon receipt of payment and the warrant certificate properly completed and duly executed, we will, as soon as practicable, issue the securities purchasable upon exercise of the warrant. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants.

No Rights of Security Holder Prior to Exercise

Before the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon the exercise of the warrants, and will not be entitled to:

●	in the case of warrants to purchase debt securities, payments of principal of, or any premium or interest on, the debt securities purchasable upon exercise; or

●	in the case of warrants to purchase equity securities, the right to vote or to receive dividend payments or similar distributions on the securities purchasable upon exercise.

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DESCRIPTION OF UNITS

We may, from time to time, issue units composed of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. We may enter into one or more unit agreements with a unit agent. Each unit agent will be a bank or trust company that we select. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

You should read any prospectus supplement related to the units being offered, as well as the complete unit agreements that contain the terms of the units. We will file as an exhibit to the registration statement of which this prospectus forms a part, or will incorporate by reference from another report that we file with the SEC, the form of each unit agreement relating to units offered under this prospectus.

Any applicable prospectus supplement may describe, among other things:

●	the material terms of the units and of the securities composing the units, including whether and under what circumstances those securities may be held or transferred separately;

●	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

●	the date, if any, on and after which the constituent securities composing the units will be separately transferable;

●	any special United States federal income tax considerations applicable to the units; and

●	any material provisions of the governing unit agreement that differ from those described above.

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DESCRIPTION OF RIGHTS

As specified in the applicable prospectus supplement, we may issue rights to purchase the securities offered in this prospectus to our existing stockholders, and such rights may or may not be issued for consideration. The applicable prospectus supplement will describe the terms of any such rights. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to the documents pursuant to which such rights will be issued.

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FORMS OF SECURITIES

Each debt security, warrant, unit and right will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities will be issued in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants, units or rights represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Registered Global Securities

We may issue the registered debt securities, warrants, units and rights in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement, unit agreement or rights agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement, unit agreement or rights agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement, unit agreement or rights agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement, unit agreement or rights agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

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Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants, units or rights, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of us, the trustees, the warrant agents, the unit agents, the rights agents or any other agent of ours, agent of the trustees or agent of the warrant agents, unit agents or rights agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent, rights agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

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PLAN OF DISTRIBUTION

We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods or through underwriters or dealers, through agents and/or directly to one or more purchasers. The securities may be distributed from time to time in one or more transactions:

●	at a fixed price or prices, which may be changed;

●	at market prices prevailing at the time of sale;

●	at prices related to such prevailing market prices; or

●	at negotiated prices.

Each time that we sell securities covered by this prospectus, we will provide a prospectus supplement or supplements that will describe the method of distribution and set forth the terms and conditions of the offering of such securities, including the offering price of the securities and the proceeds to us, if applicable.

Offers to purchase the securities being offered by this prospectus may be solicited directly. Agents may also be designated to solicit offers to purchase the securities from time to time. Any agent involved in the offer or sale of our securities will be identified in the applicable prospectus supplement.

If a dealer is utilized in the sale of the securities being offered by this prospectus, the securities will be sold to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If an underwriter is utilized in the sale of the securities being offered by this prospectus, an underwriting agreement will be executed with the underwriter at the time of sale and the name of any underwriter will be provided in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we, or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for which they may act as agent. Unless otherwise indicated in the applicable prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

Any compensation paid to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be provided in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof and to reimburse those persons for certain expenses.

Any common stock to be issued will be listed on the Nasdaq Capital Market, but any other securities may or may not be listed on a national securities exchange. To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

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We may engage in “at-the-market-offerings” into an existing trading market within the meaning of Rule 415(a)(4) under the Securities Act. In addition, we may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be named in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus and the applicable prospectus supplement. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

The specific terms of any lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate proceeds of the offering.

The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business for which they receive compensation.

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LEGAL MATTERS

The validity of the issuance of the securities offered by this prospectus will be passed upon for us by Baker & Hostetler LLP, Los Angeles, California.

EXPERTS

The consolidated financial statements of NuZee, Inc. as of September 30, 2022 and 2021 and for each of the two years in the period ended September 30, 2022 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended September 30, 2022 have been so incorporated in reliance on the report (which includes an explanatory paragraph relating to NuZee’s ability to continue as a going concern as described in Note 2 to the financial statements) of MaloneBailey, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

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